UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Flagstar Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

April 29, 2008

To our stockholders:

We invite you to attend the 2008 Annual Meeting of Stockholders of Flagstar Bancorp, Inc. to be held at the national headquarters of the Company, 5151 Corporate Dr., Troy, Michigan on Friday, May 23, 2008 at 1:00 p.m., local time.

Enclosed are a notice setting forth the business expected to come before the Annual Meeting, the Proxy Statement, the Proxy card, and a copy of our Annual Report to Stockholders for 2007. Our directors and officers as well as representatives of Virchow, Krause & Company, LLP, our independent registered public accountants for 2007, will be present to respond to questions that you may have.

Your vote is very important to us. On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy as soon as possible, even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting.

Thank you for your continuing support.

Sincerely,

/s/ Thomas J. Hammond
Thomas J. Hammond
Chairman of the Board

FLAGSTAR BANCORP, INC.
5151 CORPORATE DR.
TROY, MI 48098
(248) 312-2000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 23, 2008

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) of Flagstar Bancorp, Inc. (the “Company”) will be held on Friday, May 23, 2008 at 1:00 p.m., local time, at the national headquarters of the Company, 5151 Corporate Dr., Troy, Michigan.

A proxy card and a proxy statement for the Annual Meeting are enclosed. We are also enclosing a copy of our 2007 Annual Report to Stockholders.

The Annual Meeting is for the purpose of considering and acting upon the following matters:

1. to elect seven directors to the Board of Directors to hold office for a term of two years and until their successors shall have been duly elected and qualified;

2. to ratify the appointment of Virchow, Krause & Company, LLP as the Company’s independent registered public accountants for the year ending December 31, 2008; and

3. to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

NOTE:  The Board of Directors is not aware of any other business to come before the Annual Meeting.

Any action may be taken on any one of the foregoing proposals at the Annual Meeting on the date specified above or on any date or dates to which, by original or later adjournments, the Annual Meeting may be adjourned. Stockholders of record on April 7, 2008, will be entitled to notice of and vote at the Annual Meeting and any adjournments thereof. A complete list of stockholders entitled to vote will be available for inspection at the Annual Meeting.

You are requested to fill in and sign the enclosed form of proxy, which is solicited by the Board of Directors and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend and choose to vote in person at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Mary Kay Ruedisueli
Mary Kay Ruedisueli
Secretary

Troy, Michigan
April 29, 2008

It is important that proxies be returned promptly. Therefore, whether or not you plan to be present in person at the Annual Meeting, please sign, date, and complete the enclosed proxy card and return it in the enclosed envelope. No postage is required if mailed in the United States.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 2008
ANNUAL MEETING OF STOCKHOLDERS
QUESTIONS AND ANSWERS
PROPOSAL I ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
EXECUTIVE OFFICERS
SECURITY OWNERSHIP OF MANAGEMENT
COMPENSATION DISCLOSURE AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL II RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
Ratification of Independent Registered Public Accountants
Required Vote and Board of Directors Recommendation
AUDIT COMMITTEE REPORT
Fees of Independent Registered Public Accountants
STOCKHOLDER PROPOSALS
INCORPORATION BY REFERENCE
OTHER MATTERS
ANNUAL REPORT ON FORM 10-K

PROXY STATEMENT
OF
FLAGSTAR BANCORP, INC.
5151 CORPORATE DR.
TROY, MI 48098
(248) 312-2000

ANNUAL MEETING OF STOCKHOLDERS

MAY 23, 2008

This proxy statement (“Proxy Statement”) and the enclosed Proxy Card are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Flagstar Bancorp, Inc. (the “Company”). They will be used at the 2008 Annual Meeting of Stockholders of the Company (the “Annual Meeting”), that will be held on Friday, May 23, 2008 at 1:00 p.m., local time, at the national headquarters of the Company and Flagstar Bank, fsb (the “Bank”), 5151 Corporate Dr., Troy, Michigan. The accompanying Notice of Annual Meeting, this Proxy Statement, and the Proxy Card are being first mailed to stockholders entitled to vote at the Annual Meeting on or about April 29, 2008.

QUESTIONS AND ANSWERS

Why am I receiving these materials?

The Board is providing these proxy materials to you in connection with the Annual Meeting to be held on May 23, 2008. As a stockholder, you are invited to attend the Annual Meeting, and are entitled and requested to vote on the items of business described in this Proxy Statement. Directors and officers of the Company as well as representatives of Virchow, Krause & Company, LLP, the Company’s independent registered public accountants for 2007, will be present to respond to questions that you may have.

What information is contained in this Proxy Statement?

This information relates to the proposals to be voted on at the Annual Meeting, the voting process, compensation of the Company’s directors and most highly paid executives, and certain other information required to be disclosed in this Proxy Statement.

Who is soliciting my vote pursuant to this Proxy Statement?

The Board is soliciting your vote at the 2008 Annual Meeting.

Who is entitled to vote?

Only stockholders of record at the close of business on April 7, 2008 (the “Record Date”) will be entitled to notice of and vote at the Annual Meeting.

How many shares are eligible to be voted?

As of the Record Date, the Company had 60,325,344 shares of common stock (“Common Stock”) outstanding. Each outstanding share of Common Stock will entitle its holder to one vote on each matter to be voted on at the Annual Meeting. For information regarding security ownership by the beneficial owners of more than 5% of the Common Stock and by management, see “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS” and “SECURITY OWNERSHIP OF MANAGEMENT.”

What am I voting on?

You are voting on each of the following matters:

1. to elect seven directors to the Board. The Company’s nominees are Thomas J. Hammond, Kirstin A. Hammond, Charles Bazzy, Michael Lucci, Sr., Robert W. DeWitt, Frank D’Angelo, and William F. Pickard. All nominees are current Company directors, and each will serve a term of two years. No other nominations have been received; and

2. to ratify the appointment of Virchow, Krause & Company, LLP as the Company’s independent registered public accountants for the year ending December 31, 2008.

You will also be entitled to vote on any other business that properly comes before the Annual Meeting or any adjournments thereof.

How does the Board recommend that I vote?

The Board recommends that you vote “FOR” each director nominee and “FOR” the ratification of Virchow, Krause & Company, LLP as our independent registered public accountants.

How many votes are required to hold the Annual Meeting and what are the voting procedures?

Quorum Requirement:  Michigan law provides that a quorum be present to allow any stockholder action at a meeting. A quorum consists of a majority of all of the outstanding shares of Common Stock that are entitled to vote at the Annual Meeting. Therefore, at the Annual Meeting, the presence, in person or by proxy, of the holders of at least 30,162,673 shares of Common Stock will be required to establish a quorum. Stockholders of record who are present at the Annual Meeting in person or by proxy, but who abstain from voting are still counted towards the establishment of a quorum. This will include brokers holding customers’ shares of record even though they may abstain from certain votes.

Required Votes:  Each outstanding share of Common Stock is entitled to one vote on each proposal at the Annual Meeting. The number of required votes set forth below assumes that a quorum is present at the Annual Meeting.

1. Election of Directors.  The seven nominees who receive the greatest number of votes cast for directors will be elected. There is no cumulative voting allowed for Company directors.

2. Ratification of Independent Registered Public Accountants.  The action will be approved if greater than a majority of shares represented at the Annual Meeting, either in person or by proxy, and entitled to vote are cast for it.

With respect to the election of directors, failure to vote, abstentions and broker non-votes will have no impact. With respect to the ratification of our independent registered public accountants, failure to vote and broker non-votes will have no effect because these shares will not be considered shares entitled to vote and therefore will not be counted as votes for or against the proposals. However, abstentions will have the same effect as voting against the ratification of our independent registered public accountants.

What is a broker non-vote?

If you hold your shares in “street name” through a broker or other nominee, whether the broker may vote your shares in its discretion depends on the proposals before the meeting. Under the rules of the New York Stock Exchange (“NYSE”), your broker may vote your shares in its discretion on “routine matters.” For example, election of directors and ratification of independent registered public accountants are currently considered routine matters. Proposals that are not considered “routine” cannot be voted unless you specifically instruct your brokers. Accordingly, if your broker has not received your voting instructions with respect to non-routine proposal, your broker cannot vote your shares on that proposal. This is referred to as a “broker non-vote.”

How may I cast my vote?

If you are the stockholder of record:  You may vote by one of the following two methods:

1. in person at the Annual Meeting; or

2. by mail by completing the proxy card and returning it.

Whichever method you use, the proxies identified on the proxy card will vote the shares of which you are the stockholder of record in accordance with your instructions. If you submit a signed proxy card without giving specific voting instructions, the proxies will vote the shares as recommended by the Board of Directors.

If you own your shares in “street name,” that is, through a brokerage account or in another nominee form:  You must provide instructions to the broker or nominee as to how your shares should be voted. Your broker or nominee will usually provide you with the appropriate instruction forms at the time you receive this Proxy Statement and the Company’s Annual Report. If you own your shares in this manner, you cannot vote in person at the Annual Meeting unless you receive a proxy to do so from the broker or the nominee, and you bring the proxy to the Annual Meeting.

How may I revoke or change my vote?

If you are the record owner of your shares, you may revoke your proxy at any time before it is voted at the Annual Meeting by:

1. submitting a new proxy card bearing a later date,

2. delivering written notice to the Secretary of the Company prior to May 23, 2008, stating that you are revoking your proxy, or

3. attending the Annual Meeting and voting your shares in person.

Please note that your attendance at the Annual Meeting will not, by itself, constitute revocation of your proxy.

Who is paying for the costs of this proxy solicitation?

The Company will bear the cost of preparing, printing and mailing the materials in connection with this solicitation of proxies. In addition to mailing these materials, officers and regular employees of the Company may, without being additionally compensated, solicit proxies personally and by mail, telephone, facsimile or electronic communication. The Company will reimburse banks and brokers for their reasonable out-of-pocket expenses related to forwarding proxy materials to beneficial owners of stock or otherwise in connection with this solicitation.

Who will count the votes?

Matthew I. Roslin and Mary Kay Ruedisueli, the Company’s inspectors of election for the Annual Meeting, will receive and tabulate the ballots and voting instruction forms.

What happens if the Annual Meeting is postponed or adjourned?

Your proxy will still be effective and may be voted at the postponed meeting. You will still be able to change or revoke your proxy until it is voted.

What happens if a nominee is unable to serve, new business is introduced or procedural matters are voted upon?

Your proxy confers discretionary authority on the persons named therein to vote with respect to the election of any person as a director where the nominee is unable to serve or for good cause will not serve, with respect to matters incident to the conduct of the Annual Meeting and with respect to any other matter presented to the Annual Meeting if notice of such matter has not been delivered to the Company in accordance with the Amended and Restated Articles of Incorporation. For more information on submitting matters to the Company, see “STOCKHOLDER PROPOSALS” herein. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxies on such matters as determined by a majority of the Board. Except for procedural matters incident to the conduct of the Annual Meeting, the Company does not know of any other matters that are to come before the Annual Meeting.

PROPOSAL I

ELECTION OF DIRECTORS

The Board is currently composed of thirteen directors. At this Annual Meeting, the terms of seven of the current directors — Thomas J. Hammond, Kirstin A. Hammond, Charles Bazzy, Michael Lucci, Sr., Robert W. DeWitt, Frank D’Angelo, and William F. Pickard — will expire. The Board has nominated each of them to serve for a new two-year term and until their respective successors are duly elected and qualified.

It is intended that the persons named in the proxies solicited by the Board will vote for the election of each of these nominees. If the nominee is unable to serve, the shares represented by all properly executed proxies which have not been revoked will be voted for the election of such substitute as the Board may recommend, or the size of the Board may be reduced to eliminate the vacancy. At this time, the Board does not know of any reason why any nominee might be unable to serve.

The Board of Directors recommends a vote “FOR” election as directors of all of the nominees listed below.

The following table sets forth, for the nominees and each continuing director, his or her name, that person’s age as of the Record Date, the year he or she first became a director of the Company and the expiration of his or her current term. Each of the nominees listed below has consented to serve if elected.

	Age as	Year First	Current
	of the	Elected	Term
	Record	Director of	to
Name	Date	the Company	Expire

Board Nominees for Terms to Expire in 2010
Thomas J. Hammond	64	1993	2010
Kirstin A. Hammond	42	2002	2010
Charles Bazzy	78	2002	2010
Michael Lucci, Sr.	68	2004	2010
Robert W. DeWitt	68	2004	2010
Frank D’Angelo	64	2004	2010
William F. Pickard	67	2008	2010
Directors Continuing in Office
Mark T. Hammond	42	1993	2009
Robert O. Rondeau, Jr.	42	2002	2009
James D. Coleman	61	1993	2009
Richard S. Elsea	78	1997	2009
B. Brian Tauber	42	2005	2009
Jay J. Hansen	44	2005	2009

The following sets forth the business experience of each director nominee of the Company.

Thomas J. Hammond has served as Chairman of the Board of Directors of the Company since 1993, and served as President from 1993 through 1995 and Chief Executive Officer from 1993 through 2002. Mr. Hammond founded the Bank in 1987 and has served as Chairman of its Board of Directors since that time. Mr. Hammond is the father of Mark T. Hammond, President, Chief Executive Officer and Vice Chairman

of the Board of Directors, and is the father-in-law of Kirstin A. Hammond and Robert O. Rondeau, Jr., each of whom is an Executive Director of the Company and the Bank and a member of the Board of Directors of the Company.

Kirstin A. Hammond has served as a member of the Board of Directors of the Company since 2002. She also serves as an Executive Director of the Company and the Bank where she has been employed since 1991. Prior to joining the Bank, Ms. Hammond worked as an Investment Analyst at Manufacturer’s National Bank from 1987 to 1991. Ms. Hammond graduated from the University of Michigan with a master’s degree in Business Administration in 1991 and from the Wharton School of Business (University of Pennsylvania) with a bachelor’s degree in 1987. Ms. Hammond is the wife of Mark T. Hammond, the daughter-in-law of Thomas J. Hammond, and the sister-in-law of Robert O. Rondeau, Jr.

Charles Bazzy has served as a member of the Board of Directors of the Company since 2002 and of the Bank since 1987. Following his retirement in 1988 from Ford Motor Company, where he served as a product development manager for 33 years, Mr. Bazzy founded and is President of Charles Bazzy & Associates, a sales and marketing organization based in Michigan, and Vice President of Wanfeng North America, a Chinese automotive wheel manufacturer.

Michael Lucci, Sr. has served as a member of the Board of Directors of the Company since 2004. Mr. Lucci retired from his position as the President and Chief Operating Officer of Bally’s Total Fitness Corporation in 1996, and is currently a managing partner of Venture Contracting, a Michigan-based construction company which he founded in 1997, and Michigan Multi-King, a Michigan-based owner and operator of fast food franchises which he founded in 1980.

Robert W. DeWitt has served as a member of the Board of Directors of the Company and of the Bank since 2004. Mr. DeWitt is the President of DeWitt Building Co, a Michigan-based builder of custom homes and remodeling projects that he founded in 1979. Mr. DeWitt has been in the home building and remodeling business for 42 years.

Frank D’Angelo has served as a member of the Board of Directors of the Company since 2004. Mr. D’Angelo is the President of Century 21 Hartford South, Inc., a Michigan-based real estate sales organization that he founded in 1972.

William F. Pickard has served as a member of the Board of Directors of the Company and the Bank since early 2008. He is chairman and CEO of VITEC, LLC and chairman and CEO of Global Automotive Alliance LLC of Detroit. Since 1994, Dr. Pickard has served as a member of the board of directors of Asset Acceptance Capital Corp. and serves on its audit and compensation committees. Dr. Pickard holds a master’s degree from the University of Michigan and a Ph.D. from Ohio State University. He currently serves as adjunct professor at the University of Michigan School of Business. Dr. Pickard was named Michiganian of the Year for his mentorship of new entrepreneurs and his leadership of Global Automotive Alliance.

The following sets forth the business experience of each continuing director of the Company:

Mark T. Hammond has served as Vice Chairman of the Board of Directors of the Company and of the Bank since 1993, as President of the Company and the Bank since 1995, and as Chief Executive Officer of the Company and the Bank since 2002. Prior to being named President, Mr. Hammond was a Senior Vice President responsible for sales and secondary marketing and served in various other positions in the Bank since 1987. Mr. Hammond is a graduate of the Wharton School of Business (University of Pennsylvania), where he received a bachelor’s degree in 1987, and has served on the President’s Advisory Board of Fannie Mae. Mr. Hammond is the son of Thomas J. Hammond, the husband of Kirstin A. Hammond, and the brother-in-law of Robert O. Rondeau, Jr.

Robert O. Rondeau, Jr. has served as a member of the Board of Directors of the Company since 2002. He also serves as an Executive Director of the Company and the Bank, where he has been employed since 1995. Prior to joining the Bank, Mr. Rondeau received a master’s degree in Business Administration from Michigan State University in 1996 and a bachelor’s degree from Northwestern University in 1987. Mr. Rondeau is the son-in-law of Thomas J. Hammond and the brother-in-law of Mark T. Hammond and Kirstin A. Hammond.

Dr. James D. Coleman has served as a member of the Board of Directors of the Company since 1993 and of the Bank since 1987. He is a board certified physician who owned and operated several Emergency Room Staffing Companies prior to his retirement in 1997.

Richard S. Elsea has served as a member of the Board of Directors of the Company and of the Bank since 1997. Mr. Elsea has been President since 1970 of Real Estate One, a company founded in 1929, and which is Michigan’s largest real estate sales organization. Mr. Elsea also serves on the Board of Directors of Providence Hospital, a Michigan based not-for-profit organization.

B. Brian Tauber has served as a member of the Board of Directors of the Company and the Bank since 2005. Mr. Tauber has served as Chief Executive Officer and President of Carolina Precision Plastics, LLC, an injection molder and assembler located in Ashboro, North Carolina, since 2001. Since 2003, Mr. Tauber has also served as President and Chief Executive Officer of C Enterprises, L.P., a custom cable assembly manufacturer located in Vista, California serving the data and telecom industries. Mr. Tauber is also a principal of BLT Ventures, LLC, which acquires majority interests in mid-market manufacturing companies. Mr. Tauber received his master’s degree in Business Administration and law degree from the University of Michigan in 1992, and his undergraduate degree from the University of Pennsylvania in 1988.

Jay J. Hansen has served as a member of the Board of Directors of the Company and the Bank since 2005. Mr. Hansen currently serves as Senior Vice President of Tweddle Group, a global market leader in technical publishing, providing content development, management, and delivery to the automotive and other manufacturing industries. During 2007, Mr. Hansen provided financial, operational, acquisition, strategic planning and integration services to several financial and manufacturing businesses, including integration, corporate development and strategic planning project work for Noble International, Ltd. Prior to December 2006, Mr. Hansen was Chief Operating Officer of Noble International, Ltd., a Nasdaq-listed company and a supplier of automotive parts, component assemblies and value-added services to the automotive industry, from February 2006 to December 2006, Vice President and Chief Financial Officer from May 2003 to February 2006, and Vice President of Corporate Development from 2002 to 2003. Mr. Hansen was Vice President at Oxford Investment Group, a privately held merchant bank with holdings in a variety of business segments, from 1994 to 2002. Mr. Hansen is a graduate of the Wharton School of Business (University of Pennsylvania), where he received a bachelor’s degree in 1985.

Board and Committee Meetings and Committees

The Board generally meets on a monthly basis, or as needed. During the year ended December 31, 2007, the Board met 12 times. No director attended fewer than 95% of the aggregate of (i) the total number of meetings of the Board during 2007, and (ii) the total number of meetings held by all committees of the Board on which that director served.

While the Company does not have a policy regarding director attendance at the annual meeting of stockholders, the Company encourages directors to attend every annual meeting. Ten out of twelve of the Company’s directors attended last year’s annual meeting of stockholders held on May 25, 2007.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee consists of directors Robert W. DeWitt and James D. Coleman, each of whom is independent as required and defined by the NYSE. The chairman of the Nominating/Corporate Governance Committee is Robert W. DeWitt. The Nominating/Corporate Governance Committee met five times in 2007.

Among other things, the Nominating/Corporate Governance Committee is responsible for reviewing annually the requisite skills and characteristics required of Board members, selecting, evaluating and recommending nominees for election by the Company’s stockholders and reviewing and assessing the adequacy of the Company’s policies and practices on corporate governance, including the Corporate

Governance Guidelines. The charter of the Nominating/Corporate Governance Committee, as well as the Corporate Governance Guidelines, can be found on our website at www.flagstar.com.

The Nominating/Corporate Governance Committee will consider prospective nominees for the Board based on the need to fill vacancies or the Board’s determination to expand the size of the Board. This initial determination is based on information provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation. The Committee then evaluates the prospective nominee against the standards and qualifications set forth below, including relevant experience, industry expertise, intelligence, independence, diversity of background and outside commitments.

The general criteria for nomination to the Board include the following:

•	Directors should possess personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s stockholders and other constituencies.

•	Directors should have reputations, both personal and professional, consistent with the image and reputation of the Company.

•	Each director should have relevant experience and expertise and be able to add value and offer advice and guidance to the Chief Executive Officer based on that experience and expertise.

•	Directors should have current knowledge and contacts in the Company’s industry and other industries relevant to the Company’s business, ability to work with others as an effective group and ability to commit adequate time as a director.

•	A majority of directors on the Board should be “independent,” not only as that term may be legally defined, but also without the appearance of any conflict in serving as a director. In addition, directors should be independent of any particular constituency and be able to represent the interests of the Company’s stockholders and other constituencies.

•	Each director should have the ability to exercise sound business judgment.

•	Directors should be selected so that the Board of Directors is a diverse body reflecting gender, ethnic background, professional experience, current responsibilities and community involvement.

The Nominating/Corporate Governance Committee recommends to the Board the slate of directors to be nominated for election at the annual meeting of stockholders, but the Board is responsible for making interim appointments of directors in accordance with the Company’s Amended and Restated Articles of Incorporation and Fourth Amended and Restated Bylaws.

On February 28, 2008, the Board appointed William F. Pickard as a director for a term to expire at the Annual Meeting. The appointment of Dr. Pickard resulted from the Board’s decision to increase its size from 12 directors to 13 directors, in part to ensure that a majority of directors would remain “independent” by any measure. Dr. Pickard was recommended for appointment to the Board by a non-management director. The Nominating/Corporate Governance Committee also recommended that the Board nominate Dr. Pickard for election at the Annual Meeting.

Compensation Committee

During 2007, the Compensation Committee consisted of directors James D. Coleman, Frank D’Angelo, and Robert W. DeWitt. The Compensation Committee met four times in 2007. The charter of the Compensation Committee can be found on our website at www.flagstar.com.

The Compensation Committee is responsible for establishing the policies that govern executive compensation and for recommending the components and structure of executive compensation. The Compensation Committee reviews and approves corporate goals and objectives relevant to compensation of the Chairman and of the Chief Executive Officer, evaluates performance in light of such goals and objectives, determines compensation of the Chairman and of the CEO based on such respective evaluations, and makes compensation recommendations to the Board related to other executive officers.

The Compensation Committee may delegate its authority to a subcommittee composed solely of directors that satisfy its membership criteria but has never done so. However, the Compensation Committee frequently requests that management assist in evaluating employee performance, recommending factors and targets for performance-based incentive compensation, recommending compensation levels and forms of awards, and providing information with respect to, among other things, strategic objectives and the current market environment. The Compensation Committee also engages Amalfi Consulting, LLC, an independent compensation consultant and formerly the compensation consulting division of Clark Consulting, to conduct an annual review of its compensation program and provide relevant market data and alternatives to consider when making compensation decisions.

Audit Committee

The Audit Committee consists of directors Charles Bazzy, Richard S. Elsea, Jay J. Hansen, and B. Brian Tauber. The chairman of the Audit Committee is Mr. Hansen. The Audit Committee met eight times in 2007. The Board has determined that Mr. Hansen qualifies as an “audit committee financial expert,” as defined by the rules and regulations of the SEC. Further, the Board certifies that each member of the Audit Committee is financially literate and has accounting or related financial management expertise, as such qualifications are defined by the rules of the NYSE. The charter of the Audit Committee can be found on our website at www.flagstar.com.

The Audit Committee is responsible for reviewing the Company’s audit programs and the activity of the Bank. The Audit Committee oversees the quarterly regulatory reporting process, oversees the internal compliance audits as necessary, receives and reviews the results of each external audit, reviews management’s responses to independent registered public accountants’ recommendations, and reviews management’s reports on cases of financial misconduct by employees, officers or directors. The Audit Committee is also responsible for engaging the Company’s independent registered public accountants and for the compensation and oversight of the work of the independent registered public accountants for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company.

The Audit Committee adopted the Flagstar Bancorp, Inc. Audit Committee Pre-Approval Policy (the “Pre-Approval Policy”), which requires the committee to pre-approve the audit and non-audit services performed by the independent registered public accountants and confirm that such services do not impair the independent registered public accountants’ independence. Among other things, the Pre-Approval Policy provides that unless a service to be provided by the independent registered public accountants has received general pre-approval, it requires specific pre-approval by the Audit Committee. Further, the Pre-Approval Policy provides that any services exceeding pre-approval cost levels will require specific pre-approval by the Audit Committee. In 2007, all of the fees paid to our independent registered public accountants were pre-approved by the Audit Committee.

Director Compensation

The Company’s general policy is to provide non-management directors with compensation that is intended to assist the Company in attracting and retaining qualified non-management directors. The Company does not pay director compensation to its directors who are also employees of the Company.

The Nominating/Corporate Governance Committee, which consists solely of independent directors, has the primary responsibility to review director compensation and benefits on an annual basis and recommend any revisions to the Board. Other than compensation for attending monthly Board meeting, the compensation of non-management directors for their service on the Board and its committees has not changed since 2007 and will be determined as follows:

•	For each monthly Board meeting, $3,750 for attendance in person and $1,875 for attendance by telephone;

•	For each Audit Committee meeting, $1,500 for attendance in person and $750 for attendance by telephone;

•	Annual retainer fee for the chairman of the Audit Committee, $15,000;

•	For each special required attendance for an out of office meeting, $500;

•	For each special telephone Audit Committee meeting, $300;

•	For each Compensation Committee meeting, $600 for attendance in person and $300 for attendance by telephone;

•	Annual retainer fee for the chairman of the Compensation Committee, $15,000;

•	For each Nominating/Corporate Governance Committee meeting, $300 for attendance in person and $200 for attendance by telephone;

•	For each meeting of non-management directors held the same day as the Board meeting, $300 for attendance in person and $150 for attendance by telephone; and

•	For each meeting of non-management directors not held the same day as the Board meeting, $800 for attendance in person and $300 for attendance by telephone.

The Company reimburses non-management directors that attend meetings of the Board or its committees from out-of-town for reasonable travel expenses, including accommodations.

In addition, non-management directors are eligible to receive equity-based compensation under the 2006 Equity Incentive Plan. Non-management directors did not receive equity-based compensation in 2007.

The table below details the compensation earned by the Company’s non-management directors in 2007.

					Changes in
					Pension Value
					and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash	Awards	Awards(1)	Compensation	Earnings	Compensation	Total

Charles Bazzy	$52,950	—	—	—	—	—	$52,950
James D. Coleman	57,000	—	—	—	—	—	57,000
Richard S. Elsea(2)	52,200	—	—	—	—	—	52,200
Michael Lucci, Sr.	38,700	—	—	—	—	—	38,700
Frank D’Angelo	44,450	—	—	—	—	—	44,450
Robert DeWitt	45,750	—	—	—	—	—	45,750
B. Brian Tauber	48,800	—	—	—	—	—	48,800
Jay J. Hansen	62,800	—	—	—	—	—	62,800

(1)	As of December 31, 2007, each director had the following number of stock options outstanding, all of which were awarded prior to 2007: Charles Bazzy — 2,500; James D. Coleman — 5,500; Richard S. Elsea — 2,500; Michael Lucci, Sr. — 2,500; Frank D’Angelo — 2,500; Robert DeWitt — 2,500; B. Brian Tauber — 1,500; and Jay J. Hansen — 1,500.

(2)	As of December 31, 2007, Richard S. Elsea held 14,400 shares of restricted stock in a deferred compensation trust.

CORPORATE GOVERNANCE

General

The Company adopted Corporate Governance Guidelines in 2004 and amended those guidelines in 2006, and the Nominating/Corporate Governance Committee reviews and assesses the adequacy of those guidelines annually. You may obtain the Corporate Governance Guidelines and the charters of each of the Board’s committees, including the Audit Committee, the Compensation Committee and Nominating/Corporate Governance Committee, on our website, www.flagstar.com. These documents are also available in print upon written request to Paul Borja, CFO, Flagstar Bancorp, Inc., 5151 Corporate Drive, Troy, Michigan 48098.

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to actions of the employees, officers and directors of the Company including the principal executive officer, principal financial officer, and principal accounting officer. Among other things, the Code of Conduct requires compliance with laws and regulations, avoidance of conflicts of interest and insider trading, and reporting of illegal or unethical behavior. Further, the Code of Conduct provides for special ethics obligations for employees with financial reporting obligations. A copy of the Code of Conduct may be found on our website at www.flagstar.com. Also, the Code of Conduct is available in print upon written request to Paul Borja, CFO, Flagstar Bancorp, Inc., 5151 Corporate Drive, Troy, Michigan 48098.

Stockholder Nominations

While the Nominating/Corporate Governance Committee will consider nominees recommended by stockholders, it has not actively solicited recommendations from the Company’s stockholders for nominees. Stockholders who wish to nominate candidates for election to the Board at the Annual Meeting must follow the procedures outlined in “STOCKHOLDER PROPOSALS.” The Nominating/Corporate Governance Committee will evaluate candidates properly proposed by stockholders in the same manner as all other candidates, as set forth above under “PROPOSAL I — ELECTION OF DIRECTORS — Nominating/Corporate Governance Committee.”

All stockholder nominations for new directors must be in writing and must set forth as to each director candidate recommended the following: (1) name, age, business address and, if known, residence address of the nominee; (2) the principal occupation or employment of the nominees; (3) the number of shares of Common Stock that are beneficially owned by the nominee; and (4) any other information relating to the person that would be required to be included in a proxy statement prepared in connection with the solicitation of proxies for an election of directors pursuant to applicable law and regulations. Certain information as to the stockholder nominating the nominee for director must be included, such as the name and address of the stockholder and the number of shares of Common Stock which are beneficially owned by the stockholder. The stockholder must promptly provide any other information requested by the Company.

Independence

The Board has conducted its annual review of director independence. During this review, the Board considered relationships and transactions during the past three years between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, including those reported under “CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS.” The purpose of the review was to determine whether any such relationship or transactions were inconsistent with a determination that the director is independent.

The Board reviewed and considered the relationships reported under “CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS” in connection with making its independence determinations. With respect to Richard S. Elsea, the Board reviewed and considered transactions between John Adams Mortgage Company (“John Adams”), which Richard S. Elsea owns, and the Bank. In 2007, the Bank purchased mortgage loans from John Adams Mortgage Company which resulted in gross income to John Adams Mortgage Company of $100,060 which is less than 0.29% of John Adams’ gross income. After reviewing and considering the Bank’s ongoing business with John Adams, the Board determined that such relationship is not material on the basis that the transactions are routine in nature, were entered into in the ordinary course of business, and are immaterial in amount to both companies.

Based on its review, the Board has affirmatively determined that directors Charles Bazzy, James D. Coleman, Frank D’Angelo, Robert W. DeWitt, Richard S. Elsea, B. Brian Tauber, Jay J. Hansen, and William F. Pickard are independent in accordance with applicable SEC and NYSE rules. The Board considered all relevant facts and circumstances in concluding that such persons are independent and have no material relationship with the Company. As of and after the Annual Meeting, a majority of the Board and the entirety of the Board’s three standing committees will be composed of independent directors.

Director and Executive Officer Stock Ownership Guidelines

The Board previously adopted stock ownership requirements for the Company’s directors and executive officers. Non-management directors must meet or exceed these requirements within one year of joining the Board of Directors. The requirements specify that non-management directors are expected to own or have stock options to purchase at least 1,000 shares of Common Stock. Other than William F. Pickard, who just joined the Board in early 2008, each of the non-management directors meet or exceed the requirement set forth in the stock ownership guidelines. Pursuant the Company’s Corporate Governance Guidelines, William F. Pickard must satisfy this requirement within one year of joining the Board, or February 28, 2009.

Senior officers of the Company are expected to own at least 100 shares, which includes shares held in the Flagstar Bank 401(k) Plan.

Executive Sessions of Non-Management Directors

All non-management directors meet in executive session at least four times per year. No employee of the Company may attend or participate in such executive sessions. The Board will annually designate the lead non-management director, or Lead Director, to chair the executive sessions and to establish and distribute an agenda for each such meeting. Robert W. DeWitt has been designated the Lead Director for 2008.

Communications with the Board or the Lead Director

Individuals who have an interest in communicating directly with a member of the Board, the Board or the non-management members of the Board may do so by directing the communication to the “Board of Directors — [name of individual director],” “Board of Directors,” or “Lead Director,” respectively. The Lead Director is the presiding director for non-management sessions of the Board of Directors. Following each meeting of the non-management directors, the Lead Director determines whether any communication necessitates discussion by the full Board. Any communications should be sent to the following address: Flagstar Bancorp, Inc., 5151 Corporate Drive, Troy, Michigan, 48098.

Succession Plan

Pursuant to the Corporate Governance Guidelines, the Chief Executive Officer and the Nominating/Corporate Governance Committee review succession planning with the Board on an annual basis. The Board has adopted a succession plan that is consistent with industry practice and would provide for an orderly transition in case of a catastrophic event involving the Chairman or the Chief Executive Officer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Persons and groups beneficially owning more than 5% of the Common Stock are generally required under federal securities laws to file certain reports with the SEC detailing such ownership. The term “beneficial ownership” means the shares held as of the Record Date plus shares underlying any options or securities that are exercisable as of or within 60 days before or after the Record Date. The following table sets forth, as of the Record Date, certain information as to the Common Stock beneficially owned by any person or group of persons who are known to the Company to be the beneficial owners of more than 5% of the Common Stock. Other than as disclosed below, management knows of no person who beneficially owned more than 5% of the Common Stock at the Record Date.

	Amount and Nature of
Name and Address of Beneficial Owner(a)	Beneficial Ownership		Percent of Class(b)

Thomas J. Hammond(c)	10,538,467	(d)(e)	17.4%
Mark T. Hammond(c)	6,715,374	(d)(f)	11.0
Janet G. Hammond(c)	4,333,106	(d)(g)	7.2
Dimensional Fund Advisors LP	4,161,677	(h)	6.9
1299 Ocean Avenue Santa Monica, CA 90401
Carrie C. Langdon(c)	3,593,630	(d)(i)	6.0

(a)	Unless otherwise noted, the address of record for each of the individuals named below is c/o Flagstar Bancorp, Inc., 5151 Corporate Drive, Troy, Michigan 48098.

(b)	The percentage owned is calculated for each stockholder by dividing (i) the total number of outstanding shares beneficially owned by such stockholder as of the Record Date plus the number of shares such person has the right to acquire within 60 days of the Record Date, into (ii) the total number of outstanding shares as of the Record Date plus the total number of shares that such person has the right to acquire within 60 days of the Record Date.

(c)	Mr. Thomas Hammond is the husband of Ms. Janet Hammond. Further, Mr. Mark Hammond and Ms. Carrie Langdon are the adult children of Mr. Thomas Hammond and Ms. Janet Hammond.

(d)	These amounts include beneficial ownership of shares with respect to which voting or investment power may be deemed to be directly or indirectly controlled, but does not include stock owned by each stockholder’s spouse, as to which the respective person disclaims beneficial ownership.

(e)	This amount includes 10,305,157 shares held indirectly in a revocable living trust, 68,564 shares held indirectly in the Flagstar Bank 401(k) Plan, 54,644 shares of restricted stock, and stock options exercisable as of the Record Date, or that will become exercisable within 60 days thereafter, to purchase 100,452 shares of Common Stock.

(f)	This amount includes 5,533,847 shares held indirectly in a revocable living trust, 90,572 shares held indirectly in the Flagstar Bank 401(k) plan, 91,071 shares of restricted stock, and stock options exercisable as of the Record Date, or that will become exercisable within 60 days thereafter, to purchase 984,595 shares of Common Stock.

(g)	These shares are held indirectly in a revocable living trust.

(h)	Based solely on a Schedule 13G for the fiscal year ended December 31, 2007 filed with the SEC on February 6, 2008.

(i)	This amount includes 3,373,630 shares held indirectly in a revocable living trust and 220,000 shares held indirectly in a limited liability company.

EXECUTIVE OFFICERS

The following table sets forth the name and age (as of the Record Date) of the Company’s executive officers.

Name and Age	Position(s) Held in 2007

Thomas J. Hammond, 64	Chairman of the Board of the Company and the Bank
Mark T. Hammond, 42	Vice Chairman, President and Chief Executive Officer of the Company and the Bank
Paul D. Borja, 47	Executive Vice President and Chief Financial Officer of the Company and the Bank
Kirstin A. Hammond, 42	Executive Director and Chief Investment Officer of the Company and the Bank
Robert O. Rondeau, Jr., 42	Executive Director of the Company and the Bank
Matthew I. Roslin, 40	Executive Vice President of the Company and the Bank and Chief Legal Officer of the Bank

Thomas J. Hammond has served as Chairman of the Board of Directors of the Company since 1993, and served as President from 1993 through 1995 and Chief Executive Officer from 1993 through 2002. Mr. Hammond founded the Bank in 1987 and he has served as Chairman of the Board of Directors of the Bank since that time. Mr. Hammond is the father of Mark T. Hammond, President, Chief Executive Officer and Vice Chairman of the Board of Directors, and is the father-in-law of Kirstin A. Hammond and Robert O. Rondeau, Jr., each of whom is an Executive Director of the Company and the Bank and a member of the Board of Directors of the Company.

Mark T. Hammond has served as Vice Chairman of the Board of Directors of the Company and of the Bank since 1993, as President of the Company and the Bank since 1995, and as Chief Executive Officer of the Company and the Bank since 2002. Prior to being named President, Mr. Hammond was a Senior Vice President responsible for sales and secondary marketing and served in various other positions in the Bank since 1987. Mr. Hammond is a graduate of the Wharton School of Business (University of Pennsylvania), where he received a bachelor’s degree in 1987, and has served on the President’s Advisory Board of Fannie Mae. Mr. Hammond is the son of Thomas J. Hammond, the husband of Kirstin A. Hammond, and the brother-in-law of Robert O. Rondeau, Jr.

Paul D. Borja has served as Executive Vice President of the Company and the Bank since May 2005, and also as its Chief Financial Officer since June 2005. Previously, he practiced law with various firms in Washington DC from 1990 through 2005, focusing on federal tax, banking, corporate law and federal securities law matters. Prior to practicing law, Mr. Borja was a CPA with Peat Marwick Mitchell, a predecessor to KPMG, from 1982 through 1987, primarily as an auditor of banks and savings and loans. Mr. Borja received his master’s degree in tax law from Georgetown University in 1991, his law degree from George Washington University in 1990, and his bachelor’s degree in accounting from the University of Notre Dame in 1982.

Kirstin A. Hammond has served as a member of the Board of Directors of the Company since 2002. She also serves as an Executive Director of the Company and the Bank where she has been employed since 1991. Prior to joining the Bank, Ms. Hammond worked as an Investment Analyst at Manufacturer’s National Bank from 1987 to 1991. Ms. Hammond graduated from the University of Michigan with a master’s degree in Business Administration in 1991 and from the Wharton School of Business (University of Pennsylvania) with a bachelor’s degree in 1987. Ms. Hammond is the wife of Mark T. Hammond, the daughter-in-law of Thomas J. Hammond, and the sister-in-law of Robert O. Rondeau, Jr.

Robert O. Rondeau, Jr. has served as a member of the Board of Directors of the Company since 2002. He also serves as an Executive Director of the Company and the Bank, where he has been employed since 1995. Prior to joining the Bank, Mr. Rondeau received a master’s degree in Business Administration from Michigan State University in 1996 and a bachelor’s degree from Northwestern University in 1987. Mr. Rondeau is the son-in-law of Thomas J. Hammond and the brother-in-law of Mark T. Hammond and Kirstin A. Hammond.

Matthew I. Roslin has served as Chief Legal Officer of the Bank since April 2004 and as an Executive Vice President of the Company and the Bank since 2005. Prior to joining the Bank, Mr. Roslin was Executive Vice President of MED3000 Group, Inc., a privately held healthcare management company that he joined in 1996 as its General Counsel. Mr. Roslin practiced corporate law, with a focus on mergers and acquisitions and federal securities law from 1994 to 1996 as an associate with Dewey Ballantine, and from 1991 to 1993 as an associate with Jones Day. Mr. Roslin received his law degree from the UCLA School of Law in 1991 and his bachelor’s degree in economics from the Wharton School of Business (University of Pennsylvania) in 1988.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of the Record Date, certain information known to the Company as to the Common Stock beneficially owned by each director, each named executive officer listed in “EXECUTIVE COMPENSATION — Summary Compensation Table,” and all directors and executive officers of the Company as a group. A total of 60,325,344 shares of Common Stock were issued and outstanding as of the Record Date.

	Amount and
	Nature of
	Beneficial		Percent
Name of Beneficial Owner	Ownership(a)(b)		of Class

Thomas J. Hammond	10,538,467	(c)	17.4%
Mark T. Hammond	6,715,374	(d)	11.0%
Charles Bazzy	72,500		*
James D. Coleman	273,665	(e)	*
Richard S. Elsea	27,825	(f)	*
Kirstin A. Hammond	193,302	(g)	*
Michael Lucci, Sr.	17,500	(h)	*
Frank D’Angelo	9,800		*
Robert Dewitt	23,847	(i)	*
Robert O. Rondeau, Jr.	292,214	(j)	*
B. Brian Tauber	33,000	(k)	*
Jay J. Hansen	10,269	(l)	*
Paul D. Borja	31,694	(m)	*
William F. Pickard	0		*
All directors and executive officers as a group (15 persons)	18,254,072		29.6%

*	Less than 1.0%

(a)	These amounts include beneficial ownership of shares with respect to which voting or investment power may be deemed to be directly or indirectly controlled. For Messrs. Hammond, Hammond and Rondeau and Mrs. Hammond, the amounts do not include stock owned by each stockholder’s spouse, as to which the respective person disclaims beneficial ownership.

(b)	These amounts set forth below include options exercisable as of the Record Date, or that will become exercisable within 60 days thereafter, to purchase shares of Common Stock for the following persons: Mr. Thomas Hammond, 100,452 shares, Mr. Mark Hammond, 984,595 shares, Mr. Bazzy, 2,500 shares, Mr. Coleman, 3,500 shares, Mr. Elsea, 2,500 shares, Ms. Hammond, 105,719 shares, Mr. Lucci, 2,500 shares, Mr. D’Angelo, 2,500 shares, Mr. Dewitt, 2,500 shares, Mr. Rondeau, 96,379 shares, Mr. Hansen, 1,500 shares, Mr. Tauber, 1,500 shares, Mr. Borja, 11,429 shares, and all directors and executive officers as a group, 1,320,085 shares.

(c)	This amount includes 10,305,157 shares held indirectly in a revocable living trust, 54,644 shares of restricted stock and 68,564 shares held indirectly in the Flagstar Bank 401(k) Plan.

(d)	This amount includes 5,533,847 shares held indirectly in a revocable living trust, 91,071 shares of restricted stock and 90,572 shares held indirectly in the Flagstar Bank 401 (k) Plan.

(e)	This amount includes 45,000 shares held indirectly by Mr. Coleman’s wife.

(f)	This amount includes 10,925 shares held indirectly in a marital trust and 14,400 shares held indirectly in a deferred compensation trust.

(g)	This amount includes 52,742 shares held indirectly in a revocable living trust, 6,375 shares of restricted stock and 27,330 shares held indirectly in the Flagstar Bank 401(k) Plan.

(h)	This amount includes 15,000 shares held indirectly in a revocable living trust.

(i)	This amount includes 6,470 shares held indirectly in an individual retirement account, 3,692 shares held indirectly by Mr. Dewitt’s wife’s individual retirement account, and 2,000 shares held indirectly by Mr. Dewitt’s wife’s trust, and 1,350 shares held indirectly by Mr. DeWitt’s wife.

(j)	This amount includes 106,567 shares held indirectly in a revocable living trust, 6,375 shares of restricted stock and 81,757 shares held indirectly in the Flagstar Bank 401(k) Plan. This amount does not include 2,824,430 shares held by his wife as to which he disclaims beneficial ownership.

(k)	This amount includes 31,500 shares held indirectly in a revocable living trust.

(l)	This amount includes 2,129 shares held indirectly in an individual retirement account.

(m)	This amount includes 9,107 shares of restricted stock.

COMPENSATION DISCLOSURE AND ANALYSIS

Overview

The Compensation Committee is responsible for establishing the policies that govern executive compensation and for recommending the components and structure of executive compensation. More specifically, the Compensation Committee reviews and approves corporate goals and objectives relevant to compensation of the Chairman and of the Chief Executive Officer (“CEO”), evaluates the Chairman’s and the CEO’s performance in light of such goals and objectives, determines compensation of the Chairman and of the CEO based on such respective evaluations, and makes compensation recommendations to the Board related to other Named Executive Officers.

Throughout this Proxy Statement, we refer to the Chairman, the CEO, the Company’s Chief Financial Officer, and the other executive officers included in the Summary Compensation Table as the “Named Executive Officers.”

Compensation Philosophy and Objectives

We compensate our Named Executive Officers through a combination of base salary, performance-based incentive compensation, and other benefits designed to embody a pay-for-performance philosophy. We have designed our policies and plans to encourage the achievement of specific objectives set by the Board and the Compensation Committee, reward exceptional performance, and be competitive with the market. We do so by placing a significant emphasis on performance-based compensation. Our primary objective is to provide competitive compensation that enhances performance and shareholder return.

Setting Executive Compensation

Based on the forgoing objectives, the Compensation Committee has structured the base salary and performance-based incentive compensation to motivate the Named Executive Officers to achieve the business goals set by the Company and the Compensation Committee and to reward the Named Executive Officers for achieving such goals. In furtherance of this, the Compensation Committee engaged Clark Consulting, an independent compensation consultant, to conduct an annual review of its compensation program for the Named Executive Officers. Since the initial engagement, Clark Consulting divested the compensation practice, which is now operating as a wholly independent and separate entity under the name Amalfi Consulting, LLC

(“Amalfi Consulting”). Amalfi Consulting provides the Compensation Committee and the Board with relevant market data and alternatives to consider when making compensation decisions for the Named Executive Officers.

Management’s Role.  Our management plays an important role in setting compensation by assisting the Compensation Committee in evaluating employee performance, recommending the factors and targets for performance-based compensation, and recommending compensation levels and forms of compensation awards. Our management assists the Compensation Committee by providing it with information on our strategic objectives, our past and expected future performance in light of relevant market conditions, and other information as the Compensation Committee may request to evaluate compensation and make informed decisions.

Peer Group Analysis and Benchmarking.  In making compensation decisions, the Compensation Committee first reviews prior years’ total compensation and operating performance to determine an estimated level of total compensation for the following year. The Compensation Committee also compares our compensation against compensation of peer companies, including savings and loan holding companies, bank holding companies, commercial banks and mortgage lending institutions. The peer companies are similar to the Company in size, market capitalization, scope of operations and other characteristics to ensure that estimated compensation is reasonable and competitive.

At the Compensation Committee’s direction, Amalfi Consulting used two peer groups when comparing the Company’s executive compensation to competitors. Due to the structure of our management (separate chairman and CEO) and nature of our business (significant residential mortgage lending), the Compensation Committee felt that two peer groups would provide a better comparison. For 2007, the first peer group was comprised of companies that report separate positions for chairman and CEO or comparable titles and included:

• Washington Mutual Inc.	• Commerce Bancorp Inc.	• Capitol Federal Financial
• Countrywide Financial	• N.Y. Community Bancorp	• UMB Financial Corp.
Corp.	• MAF Bancorp Inc.	• Republic Bancorp Inc.
• UnionBanCal Corp.	• Wilmington Trust Corp.	• Fremont General Corp.
• Marshall & Ilsley Corp.	• Whitney Holding Corp.

The second peer group was comprised of companies that report a significant portion of their business as residential mortgage lending and included:

• Washington Mutual Inc.	• Webster Financial Corp.	• FirstFed Financial Corp.
• Countrywide Financial Corp.	• TCF Financial Corp.	• Fremont General Corp.
• Commerce Bancorp Inc.	• Valley National Bancorp	• Capitol Federal Financial
• N.Y. Community Bancorp	• BankUnited Financial Corp.	• Republic Bancorp Inc.
• IndyMac Bancorp Inc.	• MAF Bancorp Inc.

While the Compensation Committee reviews the peer groups annually, we have used similar peer groups since 2005 for consistency. In 2007, we made slight adjustments to the peer groups to reflect acquisitions, adding only one new peer to each group to replace a peer in each group that was acquired.

Many peer companies no longer separate the positions of chairman and CEO. In addition, several have changed their business models or gone out of business. Accordingly, following the recommendation of Amalfi Consulting, the Compensation Committee has decided to use a single peer group in 2008 to facilitate a simpler and more straightforward comparison. For 2008, the peer group will consist of that following 20 banks that have a significant focus in mortgage lending business and a comparable size:

• Sovereign Bancorp, Inc.	•	BankUnited Financial Corp.
• Northern Trust Corp.	•	Capital Federal Financial
• UnionBanCal Corp.	•	Fremont General Corporation
• Commerce Bancorp Inc.	•	Valley National Bancorp
• First Horizon National Corp.	•	BancorpSouth Inc.
• Hudson City Bancorp Inc.	•	People’s United Financial Inc.
• IndyMac Bancorp Inc.	•	FirstFed Financial Corp.
• Astoria Financial Corp.	•	Washington Federal, Inc.
• Webster Financial Corp.	•	City National Corp.
• Downey Financial Corp.	•	TCF Financial Corp.

At the direction of the Compensation Committee, Amalfi Consulting conducts benchmarking studies to examine total compensation, base salary, and performance-based incentive compensation received by executives of peer companies. Because we provide equity-based compensation to our Named Executive Officers as part of their performance-based incentive compensation, we also compare the total value of our Named Executive Officer compensation to the total value of compensation paid to executives of peer companies, which may not include equity-based compensation. Generally, we establish a maximum total compensation at the “target” performance level for each of the Named Executive Officers that is at approximately the following levels of our peer group based on benchmarking studies: 75th percentile for the chairman and CEO; the 50th percentile for the chief financial officer, and between the 25th and 50th percentiles for the other Named Executive Officers. For 2007, actual compensation was at approximately the following percentiles when compared to our peer companies: 52nd percentile for Thomas J. Hammond; 52nd percentile for Mark T. Hammond; 24th percentile for Paul D. Borja; 15th percentile for Kirstin A. Hammond; and 14th percentile for Robert O. Rondeau.

Allocation of Total Compensation.  A significant percentage of total compensation is allocated to incentives as a result of the pay-for-performance philosophy discussed herein. However, there is no pre-established policy or target for allocation between performance-based and nonperformance-based compensation. Instead, the Compensation Committee annually reviews information provided by Amalfi Consulting and gathered through other sources to determine the appropriate level and mix of compensation each year. For 2007, performance-based compensation as a percentage of total compensation for the Named Executive Officers was:

• 72% for Thomas J. Hammond

• 76% for Mark T. Hammond

• 38% for Paul D. Borja

• 32% for Kirstin A. Hammond

• 34% For Robert O. Rondeau

Stock Ownership.  To further align the interests of executive officers with the interests of the stockholders, we require that each senior officer maintain a minimum ownership in the Company. Currently, all of our senior officers, including Named Executive Officers, are expected to own at least 100 shares, which includes shares held in an account under our 401(k) plan. Currently, the Named Executive Officers own 28.8% of our outstanding shares in the aggregate, and the individual Named Executive Officers own the amounts set forth in the section entitled “SECURITY OWNERSHIP OF MANAGEMENT” on page 14 of this Proxy Statement. Based upon current ownership percentages, we believe that the Named Executive Officers’ interests are sufficiently aligned with our stockholders.

2007 Executive Compensation Components

For the year ended December 31, 2007, the Compensation Committee determined that the executive compensation program should have the following components: base salary; performance-based incentive compensation; and other benefits. The following discusses each of the components of the compensation of the Named Executive Officers for 2007.

Base Salary.  We provide the Named Executive Officers with a base salary for services rendered during the fiscal pursuant to amended and restated employment agreements entered into with each of the Named Executive Officers effective as of January 1, 2007. While the agreements provide that the base salary may not be less than $625,000 for Thomas J. Hammond, $840,000 for Mark T. Hammond, $435,000 for Paul D. Borja, $390,000 for Kirstin A. Hammond, and $360,000 for Robert O. Rondeau, the Compensation Committee reviews and approves the actual salary on an annual basis. The Compensation Committee has determined that the base salary for each Named Executive Officer should be based on the salaries paid to executives of our peer companies having comparable responsibilities, as well as personal performance, effectiveness, and duties and requirements of each Named Executive Officer. For 2007, the base salary was $627,750 for Thomas J. Hammond, $841,432 for Mark T. Hammond, $435,279 for Paul D. Borja, $392,550 for Kirstin A. Hammond, and $361,690 for Robert O. Rondeau.

In 2007, we reinstated base salaries for Thomas J. Hammond and Mark T. Hammond. Both executives elected to forego base salaries in 2006 in exchange for higher potential incentive compensation. This placed more emphasis on achievement of performance goals. In mid-2006, we modified several strategic objectives. We did not, however, modify the goals under our incentive plan to protect the deducibility of the incentive compensation under Section 162(m) of the Internal Revenue Code. Nonetheless, our Named Executive Officers committed to meeting our revised strategic goals despite the acknowledged personal cost of resulting lower incentive compensation. By modifying our strategic objectives and allowing our Named Executive Officers to personally forego incentive compensation to pursue the revised objectives, our Named Executive Officers made significant contributions and personal sacrifices in 2006. To address this, we elected to reinstate base salaries for Thomas J. Hammond and Mark T. Hammond in 2007 to provide them a stable level of compensation despite conditions outside of their control. We determined that reinstating base salaries was consistent with the fact that the vast majority of executives in comparable financial institutions receive a base salary. With respect to Paul D. Borja, Kirstin A. Hammond, and Robert O. Rondeau, the 2007 base salaries increased 8.2%, 5.0%, and 6.7%, respectively, from 2006. These base salary increases were in line with base salary increases in the industry.

Performance-Based Incentive Compensation.  A significant aspect of our compensation package for Named Executive Officers is annual performance-based incentive compensation. In 2007, the Compensation Committee set performance goals for return on equity, non-agency residential mortgage originations, non-residential originations, retail deposit growth for branches opened after January 1, 2005, and the net increase in number of retail accounts. These factors are different than those used in 2006. We changed the factors in 2007 to reinforce the strategic objective changes we implemented in mid-2006, reflect anticipated business conditions and provide a degree of challenge to drive improvement. For 2008, in light of current market conditions and in an effort to out-perform our peers, our performance goals relate to return on equity, net interest margin of Flagstar Bank, loan production, gain on sale, and the net increase in number of retail deposit accounts. Because our performance goals relate to our long-term strategic plan, we use the same performance goals for all executive officers. For 2008, our performance factors will be equally weighted.

After identifying the performance factors, the Compensation Committee assigned a goal for each factor at the threshold, target and superior levels. Each of the levels corresponded to 0%, 100% and 200% payouts, respectively. The Compensation Committee also assigned a weight to each factor depending on its level of significance to our overall goals. Once the annual performance period was complete, the factor was assigned a payout percentage based on our actual performance. The value of the payout percentage was then multiplied by the factor weight to determine an actual payment percentage. For 2007, the targets, actual results, payout percentages, factor weights and actual payment percentages were as follows:

							Actual
	Threshold	Target	Superior	Actual	Payout	Factor	Payment
	(0%)	(100%)	(200%)	Result	Percentage	Weight	Percentage

Return on Equity	< 5%	11.0%	21.0%	(5.1)%	0%	40%	0%
Non-Residential Loan Originations	< $525 million	$775 million	$1.025 billion	$690 million	70%	15%	11%
Non-Agency Residential Mortgage Originations	< $2.8 billion	$5.8 billion	$10.8 billion	$7.1 billion	120%	15%	18%
Deposit Growth for Branches Opened After 1/1/2005	< $300,000	$800,000	$1,300,000	$924,000	120%	15%	18%
Net Increase in Number of Retail Accounts	< 14,000	26,000	46,000	15,328	40%	15%	6%

Total						100%	53%

The Compensation Committee determined the targets, factor weights and the “target” performance-based incentive compensation in significant part based on our strategic objectives, information provided by Amalfi Consulting, including affirmation that payouts at 200% are comparable in the broader industry, our desired long-term success, and the desire to motivate a performance above the projected performance of peers.

Once the annual performance period is complete and the actual payment percentage for each performance factor has been determined, the total compensation payout is figured by adding together the actual payment percentages and multiplying this sum by the performance-based incentive compensation figure set for each Named Executive Officer at the start of the performance period. For 2007, the Compensation Committee determined that the performance-based incentive compensation at the “target” level for each Named Executive Officer was as follows:

Thomas J. Hammond	$3,000,000
Mark T. Hammond	5,000,000
Paul D. Borja	500,000
Kirstin A. Hammond	350,000
Robert O. Rondeau	350,000

The performance-based incentive compensation figures have not changed since 2006 and will remain the same in 2008, because these figures are still competitive with the market and are consistent with compensation amount at our targeted percentiles in comparison to our peer companies, as discussed above.

In 2007, we met 53% of the financial performance goals set by the Compensation Committee. As a result, for 2007, the cash value of the Named Executive Officers’ performance-based incentive compensation was as follows:

Cash Value

Thomas J. Hammond	$1,590,000
Mark T. Hammond	2,650,000
Paul D. Borja	265,000
Kirstin A. Hammond	185,500
Robert O. Rondeau	185,500

Once the annual performance period is complete and the Compensation Committee determines a total compensation payout, payout is made through the 2006 Equity Incentive Plan. The 2006 Equity Incentive Plan permits the Compensation Committee to issue compensation in a number of forms, including incentive stock options, nonqualified stock options, restricted stock, performance-based cash payments, stock appreciation rights, restricted stock units, performance units, performance shares and cash. The 2006 Equity Incentive Plan provides the Compensation Committee with the flexibility to design compensatory awards that are responsive to our needs and competitive in the market. Further, the 2006 Equity Incentive Plan permits the Compensation Committee to grant equity-based compensation that encourages our employees, including the Named Executive Officers, to focus on managing the Company from the perspective of an equity owner.

While the 2006 Equity Incentive Plan is designed to provide a wide array of awards, including those unrelated to performance, in 2007, the 2006 Equity Incentive Plan was used to make awards to the Named Executive Officers only after they satisfied predetermined business objectives. The Compensation Committee recommended to the Board that we pay the actual performance-based incentive compensation payout to Named Executive Officers as determined above. The Compensation Committee has the discretion to recommend a payment to any Named Executive Officer below that which the Named Executive Officer otherwise would be entitled under the predetermined mathematical formula, but this did not occur for 2007.

Pursuant to the Compensation Committee’s determination, the 2007 performance-based incentive compensation was allocated 60% to cash bonus, 20% to stock appreciation rights, and 20% to restricted stock. As has been the case in recent years, the Compensation Committee believed that this allocation provides for a balance between short and long-term incentive to the Named Executive Officers. The Compensation Committee determined that performance-based cash, stock appreciation rights and restricted stock were the appropriate way to compensate performance under the 2006 Equity Incentive Plan. The Compensation Committee awarded stock appreciation rights equal to 20% of the cash value of the performance-based incentive compensation awards, which can be settled only in cash, as a motivation to drive shareholder return and to prevent shareholder dilution. All the value received by the Named Executive Officers from stock appreciation rights is based solely on the growth of our stock price after the grant date. The Compensation Committee also awarded restricted stock equal to 20% of the cash value of the performance-based incentive compensation because the restricted stock provides an equity incentive that has a value irrespective of exercise price. The Compensation Committee that having such an equity incentive is an important piece of the equity incentive compensation program in light of the historic volatility in the Company’s business model and stock price. Therefore, the Named Executive Officers received the following performance-based incentive compensation amounts for 2007:

		Stock
	Cash	Appreciation	Restricted
	Bonus	Rights	Stock

Thomas J. Hammond	$954,000	138,865	46,356
Mark T. Hammond	1,590,000	231,441	77,259
Paul D. Borja	159,000	23,144	7,726
Kirstin A. Hammond	111,300	16,201	5,408
Robert O. Rondeau	111,300	16,201	5,408

The number of stock appreciation rights was calculated on the grant date, January 24, 2008, using the Black-Scholes pricing model. Our policy is to grant performance based equity compensation as of January 24 of each year (or if not a business day, on the immediate prior business day). The Compensation Committee utilized the following assumptions when calculating the number of stock appreciations rights for the 2007 awards (issued as of January 24, 2008): (i) the continuously compounded risk-free rate of return expressed on a weighted average annual basis was 3.45%; (ii) expected volatility of the underlying common stock was 44.2%; (iii) expected lives of the stock appreciation rights granted were five years; and (iv) dividends on the underlying common stock increased at an annual rate of 2.9%. The stock appreciation rights must be settled in cash and vest in four equal annual installments. The vesting schedule for stock appreciation rights enhances retention and promotes the creation of stockholder by tying the Named Executive Officer’s ultimate realized value to stock price appreciation. The number of shares of restricted stock was calculated, as is our customary practice, using the average high and low stock price on the date of grant, January 24, 2008, and these shares vest in two equal annual installments. The vesting schedule for restricted stock enhances retention and promotes the creation of stockholder value by focusing on total stockholder return.

Other Benefits.  In addition to the foregoing, we provide a 401(k) plan to the Named Executive Officers that is generally available to all of our employees. Under the 401(k) plan, eligible employees may contribute up to 60% of their annual compensation, subject to a maximum amount prescribed by law. The maximum annual contribution was $15,500 for 2007, or $20,500 for participants who were 50 years old or older in 2007. We currently provide a matching contribution up to 3% of an employee’s annual compensation up to a maximum of $6,750. We also provide medical, dental and life insurance to our Named Executive Officers, which are benefits generally available to all of our employees. In 2007, the only perquisite we provided to our Named Executive Officers was a car allowance. In 2008, we will no longer provide the car allowance as a perquisite.

Severance and Change-in Control Benefits

Under the terms of the 2006 Equity Incentive Plan and our amended and restated employment agreements, the Named Executive Officers are entitled to payments and benefits upon the occurrence of certain events, including termination and change-in-control. The terms of these arrangements, as well as an estimate of compensation that would have been payable had they been triggered as of fiscal year-end, are described in detail in the section entitled “EXECUTIVE COMPENSATION — Potential Payment Upon Termination or Change-In-Control” on page 26 of this Proxy Statement. The amended and restated employment agreements contain substantially the same compensation, severance and change-in-control agreements as the original employment agreements. The Compensation Committee also analyzed the employment agreements of some companies in our peer group in setting the amounts payable and the triggering events under the arrangements.

The Compensation Committee believes that reasonable severance and change in control benefits should be provided to the Named Executive Officers.

Tax and Accounting Implications

The financial reporting and income tax consequences to the Company of individual compensation elements are important considerations for the Compensation Committee when it is analyzing the overall level of compensation and the mix of compensation among individual elements. Overall, the Compensation Committee seeks to balance its objective of ensuring an effective compensation package for the named executive officers with the need to maximize the immediate deductibility of compensation — while ensuring an appropriate (and transparent) impact on reported earnings and other closely followed financial measures.

The executive compensation program has been structured to allow us to comply with Internal Revenue Code Section 162(m), if we desire to protect deductibility of compensation, and Section 409A. Section 162(m) of the Internal Revenue Code provides that we may not deduct compensation of more than $1,000,000 annually that is paid to certain individuals. We anticipate that compensation paid under the 2006 Equity Incentive Plan generally will be fully deductible for federal income tax purposes. While we may provide compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers, we do not currently have any employees with non-performance based compensation in excess of the Section 162(m) limit. Under Section 409A, any nonqualified deferred compensation subject to and not in compliance with such provision will become immediately taxable to the employee and the employee will be subject to a federal excise tax. We believe its deferred compensation arrangements are in good faith compliance with Section 409A.

Also, beginning on January 1, 2006, we began accounting for stock-based payments in accordance with the requirements of SFAS No. 123R. Under SFAS No. 123R, all share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the consolidated statement of earnings. The amount of compensation expense is determined based on the fair value of the equity award when granted and is expensed over the required service period, which is normally the vesting period of the equity award.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Disclosure and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Disclosure and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

James D. Coleman, Chairman
Frank D’Angelo
Robert W. DeWitt

EXECUTIVE COMPENSATION

The following table sets forth information with respect to the compensation paid or earned during the fiscal year ended December 31, 2007 by the Chief Executive Officer, the Chief Financial Officer, and each of the other three most highly compensated executive officers who were serving as of December 31, 2007 (“Named Executive Officers”), in all capacities in which they served.

The Named Executive Officers were not entitled to receive payments which would be characterized as “Bonus” payments for the fiscal year ended December 31, 2007. Amounts listed under the column entitled “Non-Equity Incentive Plan Compensation” were determined by the Committee based on the 2007 awards made under the 2006 Equity Incentive Plan.

Based on the following table, salary as a percentage of total compensation ranged from 29% for Mark T. Hammond to approximately 72% Kirstin A. Hammond. Performance-based incentive compensation as a percentage of total compensation ranged from approximately 70% for Mark T. Hammond to 26% for Kirstin A. Hammond. These percentages are significantly influenced by inclusion of option awards and stock awards at times and in amounts tied to the recognition of compensation expense for such awards pursuant to FAS 123(R).

Summary Compensation Table

					Non-Equity
			Stock	Option	Incentive Plan	All Other
Name and Principal Position(s)	Year	Salary	Awards(1)	Awards(2)	Compensation(3)	Compensation(4)	Total

Thomas J. Hammond	2007	$627,750	$226,000	$(5,120)	$954,000	$6,750	$1,809,380
Chairman of the Board	2006	$—	$198,749	$393,831	$720,000	$13,140	$1,325,720
Mark T. Hammond	2007	$841,432	$379,200	$17,839	$1,590,000	$24,750	$2,853,221
Vice Chairman, President and	2006	$—	$164,267	$480,234	$1,200,000	$31,140	$1,875,641
Chief Executive Officer
Paul D. Borja	2007	$435,279	$45,200	$(141)	$159,000	$13,950	$653,288
Executive Vice President and	2006	$402,150	$39,774	$1,240	$120,000	$20,340	$583,504
Chief Financial Officer
Kirstin A. Hammond	2007	$392,550	$30,800	$29	$111,300	$11,550	$546,229
Executive Director and	2006	$373,857	$15,400	$54,809	$84,000	$11,400	$539,466
Chief Investment Officer
Robert O. Rondeau, Jr.	2007	$361,690	$30,800	$29	$111,300	$18,750	$522,569
Executive Director	2006	$339,125	$15,400	$54,809	$84,000	$25,140	$518,474

(1)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the relevant fiscal year, in accordance with FAS 123(R) of awards pursuant to the 2006 Equity Incentive Plan (including the 2000 Stock Incentive Plan which was merged into the 2006 Equity Incentive Plan) and thus includes amounts from awards granted in and prior to 2007. Assumptions used in the calculation of the amounts for 2007 and 2006 are included in footnote 28 to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and footnote 30 to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, respectively.

(2)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the relevant fiscal year, in accordance with FAS 123(R) of awards pursuant to the 2006 Equity Incentive Plan (including the 1997 Employees and Directors Stock Option Plan which was merged into the 2006 Equity Incentive Plan) and thus include amounts from awards granted in and prior to 2007. These awards include both stock options, which the Company issued prior to 2006, and stock appreciation rights, which the Company issued in and after 2006. Assumptions used in the calculation of the amounts for 2007 and 2006 are included in footnote 28 to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and footnote 30 to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, respectively.

(3)	The amounts for 2007 in this column reflect the cash bonuses paid in January 2008 to the named individuals under the 2006 Equity Incentive Plan on account of 2007 performance as further discussed under the heading “COMPENSATION DISCUSSION AND ANALYSIS — 2007 Executive Compensation Components — Performance-Based Incentive Compensation.”

(4)	The amounts for 2007 in this column include (i) matching contributions made to each Named Executive Officer pursuant to the Flagstar Bank 401(k) Plan in the amount of $6,750, and (ii) car allowances for Mr. Mark Hammond, $18,000, Mr. Borja, $7,200, Ms. Hammond, $4,800, Mr. Rondeau $12,000.

Employment Agreements

Pursuant to amended and restated employment agreements entered into with each of the Named Executive Officers effective as of January 1, 2007, the Named Executive Officers are responsible for overseeing all operations of the Company and for implementing the policies adopted by the Board. The Board believes that the agreements assure fair treatment of the Named Executive Officers in relation to their careers, providing them with a limited form of financial security while committing them to future employment for the term of their respective agreements.

The initial term of each agreement was three years, and, on January 1 of each year, the term of each agreement may be extended for an additional one-year period upon approval of the Board. At its meeting each January, the Board determines whether to approve the additional term effective as of January 1. The agreements provide that the base salary may not be less than $625,000 for Thomas J. Hammond, $840,000 for Mark T. Hammond, $435,000 for Paul D. Borja, $390,000 for Kirstin A. Hammond, and $360,000 for Robert O. Rondeau. For 2008, the base salary is $800,000 for Thomas J. Hammond, $1,000,000 for Mark T. Hammond, $464,000 for Paul D. Borja, $429,000 for Kirstin A. Hammond, and $385,000 for Robert O. Rondeau. The base salaries will be reviewed annually, and the Named Executive Officers may participate in any plan the Company maintains for the benefit of its employees, including discretionary bonus plans, profit-sharing plan, retirement and medical plans, customary fringe benefits and paid time off. Each of the agreements contains provisions for termination and change-in-control benefits, and such provisions are described in “EXECUTIVE COMPENSATION — Potential Payment Upon Termination or Change of Control” below.

Grants of Plan Based Awards

								All Other	All Other	Exercise		Grant
								Stock	Option	or Base		Dare
								Awards:	Awards:	Price		Fair Value
		Estimated Possible Payouts			Estimated Possible Payouts			Number of	Number of	of Price	Grant	of
		Under Non-Equity Incentive			Under Equity Incentive			Shares of	Securities	Option/	Date	Stock and
		Plan Awards(1)			Plan Awards(1)			All Other	Underlying	SAR	Closing	Option/SAR
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Option/SARs	Awards	Price	Awards
Name	Date	($)	($)	($)	($)	($)	($)	(#)(2)	(#)(3)	($/sr)	(#)(4)	($)

Thomas J.	1/24/2007							16,575				$240,006
Hammond	1/24/2007								109,091	$14.48	$14.55	$240,000
		$0	$1,800,000	$3,600,000	$0	$1,200,000	$2,400,000
Mark T.	1/24/2007							27,624				$399,996
Hammond	1/24/2007								181,818	$14.48	$14.55	$400,000
		$0	$3,000,000	$6,000,000	$0	$2,000,000	$4,000,000
Paul D.	1/24/2007							2,762				$39,994
Borja	1/24/2007								18,182	$14.48	$14.55	$40,000
		$0	$300,000	$600,000	$0	$200,000	$400,000
Kirstin A.	1/24/2007							1,934				$28,004
Hammond	1/24/2007								13,480	$14.48	$14.55	$27,999
		$0	$210,000	$420,000	$0	$140,000	$280,000
Robert O.	1/24/2007							1,934				$28,004
Rondeau	1/24/2007								13,480	$14.48	$14.55	$27,999
		$0	$210,000	$420,000	$0	$140,000	$280,000

(1)	The amounts shown in these columns reflect the potential performance-based incentive compensation payout for 2007 under the 2006 Equity Incentive Plan. As described in “COMPENSATION DISCUSSION AND ANALYSIS — 2007 Executive Compensation Components — Performance-Based Incentive Compensation”, the potential payout under the 2006 Equity Incentive Plan for 2007 awards was determined in cash and paid out in a combination of cash, stock appreciation rights and restricted stock on January 24, 2008. The allocation between cash, stock appreciation rights, and restricted stock was 60%, 20%, and 20%, respectively. The potential cash portion of the 2007 award is set forth in the column entitled “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.” The potential equity portion of the 2007 award is set forth in the column entitled “Estimated Possible Payouts Under Equity Incentive Plan Awards,” and any award thereunder was paid out evenly in stock appreciation rights and restricted stock as described in “COMPENSATION DISCUSSION AND ANALYSIS — 2007 Executive Compensation Components — Performance-Based Incentive Compensation.” The “threshold” amount reflects the minimum payment level under the award which is 0% of the target amount shown in the “target” amount. The “maximum” amount is 200% of the “target” amount. The “target” amount is based upon achievement of specific objectives set by the Board and the Committee at a level that is consistent with the Company’s business plan.

(2)	The amounts in this column reflect the number of shares of restricted stock granted in 2007 pursuant to the Company’s 2006 Equity Incentive Plan to the named individuals as part of their performance-based incentive compensation for 2006. The restricted stock vests in two equal annual installments on January 24, 2008 and 2009.

(3)	The amounts in this column reflect the number of stock appreciation rights granted in 2007 pursuant to the Company’s 2006 Equity Incentive Plan to the named individuals as part of their performance-based incentive compensation for 2006. The stock appreciation rights vest in four equal annual installments, in January of each year, and may only be settled for cash.

(4)	The reason for the difference between the closing market price on the date of grant and the exercise price is the Company’s long-standing policy to set the exercise price of equity awards based upon the average of the high and low market price on the date of grant rather than the closing price.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
						Market
	Number of	Number of			Number of	Value of
	Securities	Securities			Shares or	Shares or
	Underlying	Underlying			Units of	Units of
	Unexercised	Unexercised	Option	Option	Stock That	Stock That
	Options	Options	Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable	Price	Date	Vested	Vested

Thomas J. Hammond					16,575	$115,528	(1)
		109,091	14.48	1/30/2014			(2)
					8,836	$61,587	(3)
	21,070	63,211	16.28	2/3/2013			(4)
	100,452		20.73	1/24/2010			(5)
	249,946		12.27	3/18/2008			(6)
Mark T. Hammond					27,624	$192,539	(1)
		181,818	14.48	1/30/2014			(2)
					12,567	$87,592	(3)
	29,966	89,900	16.28	2/3/2013			(4)
	133,937		20.73	1/24/2015			(5)
	145,144		22.68	2/10/2014			(8)
	292,288		12.27	3/18/2013			(6)
	380,000		11.80	6/18/2012			(7)
	35,226		5.01	5/22/2011			(9)
Paul D. Borja					2,762	$19,251	(1)
		18,182	14.48	1/30/2014			(2)
					1,767	$12,316	(3)
	4,214	12,642	16.28	2/3/2013			(4)
	11,429		19.35	5/25/2015			(10)
Kirstin A. Hammond					1,934	$13,480	(1)
		12,727	14.48	1/30/2014			(2)
					1,178	$8,211	(3)
	2,809	8,428	16.28	2/3/2013			(4)
	12,557		20.73	1/24/2015			(5)
	18,210		22.68	2/10/2014			(8)
	36,420		12.27	3/18/2013			(6)
	27,282		11.80	6/18/2012			(7)
	11,250		5.01	5/22/2011			(9)
Robert O. Rondeau, Jr.					1,934	$13,480	(1)
		12,727	14.48	1/30/2014			(2)
					1,178	$8,211	(3)
	2,809	8,428	16.28	2/3/2013			(4)
	12,557		20.73	1/24/2015			(5)
	18,210		22.68	2/10/2014			(8)
	36,420		12.27	3/18/2013			(6)
	29,192		11.80	6/18/2012			(7)

(1)	Represents restricted stock granted on January 24, 2007. The restricted stock grants vest in two equal parts starting on the first anniversary of the Grant Date and fully vested as of January 24, 2009. The values contained in this column were calculated by multiplying the number of shares by $6.97, which was the closing price of the Company’s common stock reported on the NYSE on the last trading day of 2007.

(2)	Represents stock appreciation rights issued on January 24, 2007. The stock appreciation rights vest in 4 four equal parts beginning January 24, 2008 and each one-year anniversary afterwards through 2011. The stock appreciation rights are required to be settled in cash.

(3)	Represents restricted stock granted on January 24, 2006. The restricted stock grants vest in two equal parts starting on the first anniversary of the Grant Date and fully vest as of January 24, 2008. The values contained in this column were calculated by multiplying the number of shares by $6.97, which was the closing price of the Company’s common stock reported on the NYSE on the last trading day of 2007.

(4)	Represents stock appreciation rights issued on May 25, 2006. The stock appreciation rights vest in 4 four equal parts beginning February 3, 2007 and each one-year anniversary afterwards through 2010. The stock appreciation rights are required to be settled in cash.

(5)	Represents a stock option award issued January 24, 2005. The options were scheduled to vest in 4 four equal parts starting on the first anniversary of the Grant Date. However, the options are fully vested after the Company accelerated vesting on all out of the money options at December 31, 2005.

(6)	Represents a stock option award issued March 18, 2003. The options vest in 4 four equal parts starting on the first anniversary of the Grant Date and fully vested.

(7)	Represents a stock option award issued June 18, 2002. The options vested in 4 four equal parts starting on the first anniversary of the Grant Date and are fully vested.

(8)	Represents a stock option award issued February 10, 2004. The options were scheduled to vest in 4 four equal parts starting on the first anniversary of the Grant Date. However, the options are fully vested after the Company accelerated vesting on all out of the money options at December 31, 2005.

(9)	Represents a stock option award issued May 22, 2001. The options vested in 4 four equal parts starting on the first anniversary of the Grant Date and are fully vested.

(10)	Represents a stock option award issued May 25, 2005. The options were scheduled to vest in 4 four equal parts starting on the first anniversary of the Grant Date. However, the options are fully vested after the Company accelerated vesting on all out of the money options at December 31, 2005.

Option Exercises and Stock Vested During Fiscal Year

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
Name	on Exercise	on Exercise	on Vesting	on Vesting

Thomas J. Hammond	—	$—	4,714	$69,626
Mark T. Hammond	—	$—	6,704	99,018
Paul D. Borja	—	$—	943	13,924
Kirstin A. Hammond	—	$—	628	9,282
Robert O. Rondeau, Jr.	—	$—	628	9,282

Potential Payment Upon Termination or Change of Control

The benefits payable to each Named Executive Officer upon a termination or change-in-control depend upon whether it was a voluntary termination, termination for just cause, termination for disability, death or retirement, not-for-cause termination, constructive termination, change-in-control, involuntary and constructive termination in connection with a change of control. The provisions in the amended and restated employment agreements related to terminations and change-in-control are the same for each Named Executive Officer.

Voluntary Termination or Termination for “Just Cause.”  The employment agreements may be terminated by the Company for “just cause” or by the Named Executive Officer voluntarily. Under the employment agreement, termination for “just cause” means termination because of the Named Executive Officer’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation, or final cease-and-desist order, or material breach of any provision of the agreement. In each case, no severance benefits are available. However, the Named Executive Officer may exercise vested stock options and stock appreciation rights within three months.

Disability.  The employment agreements may be terminated by the Company due to the disability of the Named Executive Officer. While no severance benefits are available in this case, restricted stock granted under the 2000 Stock Incentive Plan and the 2006 Equity Incentive Plan is accelerated, unvested stock options granted under the 1997 Employees and Directors Stock Option Plan are accelerated, and performance-based incentive compensation awards under the 2006 Equity Incentive Plan may be paid out at the target level. Stock options and stock appreciation rights may be exercised within one year.

Death.  In the event of the Named Executive Officer’s death, the Named Executive Officer’s estate will be entitled to six months base salary payable in a lump sum, accrued and unpaid discretionary bonus payable in a lump sum, and continuation of health benefits for six months. Additionally, restricted stock granted under the 2000 Stock Incentive Plan and the 2006 Equity Incentive Plan is accelerated, unvested stock options granted under the 1997 Employees and Directors Stock Option Plan are accelerated, and performance-based incentive compensation awards under the 2006 Equity Incentive Plan may be paid out at the target level. Stock options and stock appreciation rights may be exercised within two years.

Retirement.  In the event of the Named Executive Officer’s retirement (as such term is defined in the 2006 Equity Incentive Plan), unvested restricted stock granted under the 2000 Stock Incentive Plan or the 2006 Equity Incentive Plan is accelerated, unvested stock options granted under the 1997 Employees and Directors Stock Option Plan are accelerated, and performance-based incentive compensation awards under the 2006 Equity Incentive Plan may be paid out at the target level. Stock options must be exercised within three months, and stock appreciation rights may be exercised within one year.

Termination Not “For Cause” or Constructive Termination.  If the Company terminates the Named Executive Officer without just cause or constructively terminates the Named Executive Officer, such officer will be entitled to a lump sum payment equal to twelve months salary, the amount of performance-based incentive compensation under the 2006 Equity Incentive Plan that would have been payable assuming that the Company achieved 100% of its target goals during the year terminated, and the continuation of health benefit plans through the expiration date of the employment agreement. Vested stock options and stock appreciation rights may be exercised within three months. “Constructive termination” includes the following events that have not been consented to in advance by the Named Executive Officer in writing: (i) the requirement that the Named Executive Officer perform his or her principal executive functions more than 50 miles from his or her primary office; (ii) a reduction in the Named Executive Officer’s base compensation as then in effect; (iii) the failure of the Company to continue to provide the Named Executive Officer with contractual compensation and benefits, including material vacation, fringe benefits, stock option and retirement plans; (iv) the assignment to the Named Executive Officer of duties and responsibilities which are other than those normally associated with his or her position with the Company; (v) a material reduction in the Named Executive Officer’s authority and responsibility (including, solely in the context of a change-in-control, performing such responsibilities solely for a subsidiary of the controlling entity); and (vi) in the case of an employee who is also a director, the failure to re-elect the Named Executive Officer to the Board (solely in the context of a change-in-control).

Change In Control.  In the event of a change-in-control, unvested restricted stock granted under the 2000 Stock Incentive Plan or the 2006 Equity Incentive Plan is accelerated, unvested stock options granted under the 1997 Employees and Directors Stock Option Plan or the 2006 Equity Incentive Plan are accelerated, performance-based incentive compensation awards under the 2006 Equity Incentive Plan may be paid out at the target level, and unvested stock appreciation rights granted under the 2006 Equity Incentive Plan are accelerated. Stock options and stock appreciation rights may be exercised until expiration. Change in control generally refers to the acquisition, by any person or entity, of the ownership or power to vote more than 50% of the Company’s voting stock, the control of the election of a majority of the Company’s directors, or the exercise of a controlling influence over the management or policies of the Company. In addition, under the employment agreements, a change-in-control occurs when, during any consecutive two-year period, directors of the Company at the beginning of such period cease to constitute at least a majority of the Board.

Involuntary or Constructive Termination in connection with a Change-in-Control.  The employment agreements contain provisions stating that in the event of the Named Executive Officer’s involuntary termination or constructive termination of employment in connection with, or within one year after, any change-in-control of the Company, other than for “just cause,” the Employee will be paid the specified amount six months from the date of such termination. In either case, the Named Executive Officer would be entitled to cash payable monthly or in a lump sum in an amount equal to the difference between (i) 2.99 times his or her “base amount,” as defined in Section 280G(b)(3) of the Code, and (ii) the sum of any other parachute payments, as defined under Section 280G(b)(2) of the Code, that the employee receives on account of the change-in-control, and health insurance for six months. Examples of other parachute payments include unvested stock options granted under the 1997 Employees and Directors Stock Option Plan or the 2006 Equity Incentive Plan that are accelerated, unvested restricted stock granted under the 2000 Stock Incentive Plan or the 2006 Equity Incentive Plan that is accelerated, performance-based incentive compensation awards under the 2006 Equity Incentive Plan that may be paid out at the target level, and unvested stock appreciation rights granted under the 2006 Equity Incentive Plan that are accelerated. The stock options and stock appreciation rights may be exercised within three months.

The tables below reflect the amount of compensation payable to each of the Named Executive Officers pursuant to their amended and restated employment agreements in the event of termination of such executive’s employment or in the event of a change in control. The amounts shown assume that such termination or change-in-control was effective as of December 31, 2007, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company. No compensation is payable to any Named Executive Officer for voluntary termination or termination for “Just Cause.”

Thomas J. Hammond

	Voluntary				Termination
	Termination				Not for		Involuntary or
	and				“Just Cause”		Constructive
	Termination				and		Termination in
	for				Constructive	Change-in-	Connection with a
	“Just Cause”	Disability	Death	Retirement	Termination	Control	Change-in-Control

Severance payment	$0	$0	$313,875	$627,750	$627,750	$0	$17,034,541
Benefits continuation	$0	$0	$5,919	$0	$5,919	$0	$2,960
Value of accelerated stock options	$0	$0	$0	$0	$0	$0	$0
Value of accelerated restricted stock	$0	$177,115	$177,115	$177,115	$0	$177,115	$177,115
Value of accelerated stock appreciation rights	$0	$0	$0	$0	$0	$0	$0
Value of performance-based incentive compensation	$0	$3,000,000	$3,000,000	$3,000,000	$3,000,000	$3,000,000	$3,000,000

Total	$0	$3,177,115	$3,496,909	$3,804,865	$3,633,669	$3,177,115	$20,214,616

Mark T. Hammond

	Voluntary				Termination
	Termination				Not for		Involuntary or
	and				“Just Cause”		Constructive
	Termination				and		Termination in
	for				Constructive	Change-in-	Connection with a
	“Just Cause”	Disability	Death	Retirement	Termination	Control	Change-in-Control

Severance payment	$0	$0	$420,716	$841,432	$841,432	$0	$19,167,817
Benefits continuation	$0	$0	$8,040	$0	$8,040	$0	$4,020
Value of accelerated stock options	$0	$0	$0	$0	$0	$0	$0
Value of accelerated restricted stock	$0	$280,131	$280,131	$280,131	$0	$280,131	$280,131
Value of accelerated stock appreciation rights	$0	$0	$0	$0	$0	$0	$0
Value of performance-based incentive compensation	$0	$5,000,000	$5,000,000	$5,000,000	$5,000,000	$5,000,000	$5,000,000

Total	$0	$5,280,131	$5,708,887	$6,121,563	$5,849,472	$5,280,131	$24,451,968

Paul D. Borja

	Voluntary				Termination
	Termination				Not for		Involuntary or
	and				“Just Cause”		Constructive
	Termination				and		Termination in
	for				Constructive	Change-in-	Connection with a
	“Just Cause”	Disability	Death	Retirement	Termination	Control	Change-in-Control

Severance payment	$0	$0	$217,340	$435,279	$435,279	$0	$2,442,075
Benefits continuation	$0	$0	$7,117	$0	$7,117	$0	$3,559
Value of accelerated stock options	$0	$0	$0	$0	$0	$0	$0
Value of accelerated restricted stock	$0	$31,567	$31,567	$31,567	$0	$31,567	$31,567
Value of accelerated stock appreciation rights	$0	$0	$0	$0	$0	$0	$0
Value of performance- based incentive compensation	$0	$500,000	$500,000	$500,000	$500,000	$500,000	$500,000

Total	$0	$531,567	$756,024	$966,846	$942,396	$531,567	$2,977,201

Kirstin A. Hammond

	Voluntary				Termination
	Termination				Not for		Involuntary or
	and				‘’Just Cause”		Constructive
	Termination				and		Termination in
	for				Constructive	Change-in-	Connection with a
	“Just Cause”	Disability	Death	Retirement	Termination	Control	Change-in-Control

Severance payment	$0	$0	$196,275	$392,550	$392,550	$0	$2,104,381
Benefits continuation	$0	$0	$0	$0	$0	$0	$0
Value of accelerated stock options	$0	$0	$0	$0	$0	$0	$0
Value of accelerated restricted stock	$0	$21,691	$21,691	$21,691	$0	$21,691	$21,691
Value of accelerated stock appreciation rights	$0	$0	$0	$0	$0	$0	$0
Value of performance-based incentive compensation	$0	$350,000	$350,000	$350,000	$350,000	$350,000	$350,000

Total	$0	$371,691	$567,966	$764,241	$742,550	$371,691	$2,476,072

Robert O. Rondeau, Jr.

	Voluntary				Termination
	Termination				Not for		Involuntary or
	and				“Just Cause”		Constructive
	Termination				and		Termination in
	for				Constructive	Change-in-	Connection with a
	“Just Cause”	Disability	Death	Retirement	Termination	Control	Change-in-Control

Severance payment	$0	$0	$180,845	$361,690	$361,690	$0	$1,948,410
Benefits continuation	$0	$0	$7,117	$0	$7,117	$0	$3,559
Value of accelerated stock options	$0	$0	$0	$0	$0	$0	$0
Value of accelerated restricted stock	$0	$21,691	$21,691	$21,691	$0	$21,691	$21,691
Value of accelerated stock appreciation rights	$0	$0	$0	$0	$0	$0	$0
Value of performance-based incentive compensation	$0	$350,000	$350,000	$350,000	$350,000	$350,000	$350,000

Total	$0	$371,691	$559,653	$733,381	$718,807	$371,691	$2,323,660

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee has at any time been an officer or employee of the Company or its subsidiaries. Members of the Compensation Committee may, from time to time, have banking relationships in the ordinary course of business with the Bank, as described in the section entitled “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.” No member of the Compensation Committee had any other relationship with the Company during 2007 requiring disclosure as a related party transaction. During 2007, none of our executive officers served as a member of another entity’s compensation committee, one of whose executive officers served on our Compensation Committee or was a director of the Company, and none of our executive officers served as a director of another entity, one of whose executive officers served on our Compensation Committee.

CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS

The Company and its subsidiaries regularly monitor transactions with its directors and executive officers and members of their immediate families for regulatory reporting purposes. The policies and procedures adopted by the Company and its subsidiaries include: (i) a written policy requiring compliance with the requirements of Regulation O, including the prompt reporting of extension of credit to the Board; (ii) a Code of Business Conduct and Ethics that governs potential conflicts of interest; and (iii) an audit committee charter that requires the Audit Committee to conduct a review of related party transactions in order to ensure that such transactions are on substantially the same terms as those prevailing for comparable transactions with non-affiliated persons or are otherwise fair to and in the best interests of the Company and its subsidiaries.

The Company and its subsidiaries have had, and expect to have in the future, transactions in the ordinary course of business with directors and executive officers and members of their immediate families, as well as with principal stockholders. Each of the following business transactions conformed with the policies and procedures of the Company and its subsidiaries, and it is the belief of management that such loans or transactions neither involved more than the normal risk of collection nor presented other unfavorable features.

Michael Lucci, Sr. is a member of the Board. His daughter-in-law, Rebecca Lucci, is an Executive Vice President in the Human Resources department of the Company. Ms. Lucci’s total compensation was $210,764 in 2007. Mr. Lucci also owns a 50% interest in Venture Contracting, a company that engages in commercial building. In 2007, the Company paid Venture Contracting $248,858 in fees for construction of some of our depository branches.

Richard Elsea is a member of the Board and the Audit Committee. He is the owner of John Adams Mortgage Company (“John Adams”), a mortgage origination firm that sells mortgage loans to the Company. John Adams sold $5.4 million in mortgage loans to the Company during 2007. These sales resulted in gross income to John Adams of only $100,060 which was less than 0.29% of its gross income for the year.

Robert O. Rondeau, Jr. is an Executive Director of the Company. The Company engaged in certain transactions with Select Financial, a Rhode Island mortgage company owned by Robert and Marie Rondeau, the parents of Mr. Rondeau. Select Financial is a correspondent of the Company and sold $20.7 million in mortgage loans to the Company during 2007. Select Financial is also a customer that utilizes the Company’s warehouse lending program offered through the Company’s commercial loan division. As of December 31, 2007, Select Financial had an approved line of credit of $10.3 million with Flagstar Bank at a rate of 6.75%. The average amount outstanding during 2007 was $313,639, with a high balance of $1.3 million and a balance at December 31, 2007, of $0. As of March 31, 2008, the amount outstanding was $2.1 million. During 2007, Select Financial paid $25,040 in interest to the Company. Robert and Marie Rondeau have personally guaranteed this line of credit.

In addition to the transactions listed above, certain directors and executive officers of the Company and its subsidiaries, and members of their immediate families, were indebted to the Bank as customers in connection with mortgage loans and other extensions of credit by the Bank. These transactions were in the ordinary course of business and were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons. None of these loans have involved more than the normal risk of collectibility or presented other unfavorable features.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and to furnish the Company with copies of all such reports. Based solely on its review of copies of such reports received by it, or written representations from certain reporting persons that no annual report of change in beneficial ownership is required, the Company believes that Robert W. DeWitt delinquently reported the purchase of shares directly, indirectly through his individual retirement account and indirectly through his wife’s individual retirement account in sixteen transactions on November 5, 2007 in a Form 4 filed on November 9, 2007, Michael Lucci, Sr. delinquently reported the purchase of shares indirectly through his trust in six transactions on November 1, 2007, in a Form 4 filed on November 30, 2007 and that Thomas J. Hammond, Mark T. Hammond, Paul D. Borja, Kirstin A. Hammond, Robert O. Rondeau, Matthew I. Roslin and Joel Murray delinquently reported the grant of stock appreciation rights on January 24, 2008 in a filing on January 29, 2008 due to an administrative error in the calculation of the number of stock appreciation rights granted. Other than as disclosed above, the Company believes that all filing requirements applicable to its directors, executive officers and greater than 10% beneficial owners during the year ended December 31, 2007 were timely met.

PROPOSAL II

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Virchow, Krause & Company, LLP (“Virchow Krause”) served as the Company’s independent registered public accountants for the year ended December 31, 2007. A representative of Virchow Krause is expected to be present at the Annual Meeting and available to respond to appropriate questions, and will have the opportunity to make a statement if he or she so desires.

The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the Company’s independent registered public accountants. The Audit Committee appointed Virchow Krause to serve as the Company’s independent registered public accountants for 2008.

Ratification of Independent Registered Public Accountants

Selection of the Company’s independent registered public accountants is not required to be submitted to a vote of the stockholders of the Company for ratification. However, the Board of Directors is submitting this matter to the stockholders as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain Virchow Krause. After doing so, it may retain that firm or another without re-submitting the matter to the Company’s stockholders. Even if the stockholders ratify the appointment of Virchow Krause, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accountants at any time during the year if it determines that such a change would be in the best interests of the Company and the stockholders.

Required Vote and Board of Directors Recommendation

The Company’s independent registered public accountants will be ratified if greater than a majority of shares of Common Stock present at the Annual Meeting, in person or by proxy, and entitled to vote are cast for it. The enclosed proxy will be so voted unless the stockholder specifies a contrary choice. Failure to vote and broker non-votes will not be considered shares entitled to vote and will not be counted as votes for or against the independent registered public accountants. However, abstentions will have the same effect as voting against the ratification of our independent registered public accountants.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Virchow Krause as the Company’s independent registered public accountants.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board, the Audit Committee assists the Board with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee reviewed and discussed the audited financial statements with management and with the Company’s independent registered public accountants, Virchow, Krause & Company, LLP. The Audit Committee also discussed with Virchow, Krause & Company, LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (“Communications with Audit Committees”) as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications).

In addition, the Audit Committee has received the written disclosures and the letter from Virchow, Krause & Company, LLP required by the Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”) and discussed with Virchow, Krause & Company, LLP any relationships that may impact the independent registered public accountants’ objectivity and independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Jay J. Hansen, Chairman
Charles Bazzy
Richard S. Elsea
B. Brian Tauber

Fees of Independent Registered Public Accountants

The Audit Committee engaged Virchow Krause as the Company’s independent registered public accountants for the year ended December 31, 2007. The following table presents fees for professional audit services rendered by Virchow Krause for its audit for the years ended December 31, 2007 and 2006, and fees billed for other services rendered by Virchow Krause during those periods. The table also presents certain fees billed for audit and audit-related services rendered by Grant Thornton related to the financial statements for the fiscal year ended December 31, 2004.

	2007	2006
	Virchow	Virchow	Grant
	Krause	Krause	Thornton

Audit fees(1)	$1,281,763	$1,654,096	$31,200
Non-audit fees:
Audit-related fees(2)	19,000	46,000	4,160
Tax fees	—	—
All other fees	—	—

Total fees paid	$1,300,763	$1,700,096	$35,360

(1)	Comprised of professional services rendered in connection with the regular annual audit of our financial statements and the reviews of the financial statements included in each of our Quarterly Reports of Form 10-Q for the years indicated.

(2)	Audit-related fees are for professional services related to the audit of our employee benefit plans.

The Company’s Audit Committee has concluded that the provision of services covered under the caption “Non-audit fees” is compatible with its independent registered public accountants maintaining its independence. None of the hours expended on Virchow Krause’s engagement to audit the consolidated financial statements for the year ended December 31, 2007, were attributable to work performed by persons other than Virchow Krause’s full-time, permanent employees. No other fees were paid to Virchow Krause during 2007.

STOCKHOLDER PROPOSALS

It is anticipated that the Company’s Annual Meeting in 2009 will be held on May 22, 2009. Stockholders who intend to present a proposal for action at that meeting and would like a copy of the proposal included in the Company’s proxy materials must forward a copy of the proposal or proposals to the Company’s principal executive office at 5151 Corporate Dr. Road, Troy, Michigan 48098, and it must be received by the Company not later than December 31, 2008. In order to be included in the proxy statement, such proposals must comply with applicable law and regulations, including SEC Rule 14a-8, as well as the Amended and Restated Articles of Incorporation of the Company.

The Company will have discretionary authority to vote proxies on matters at the 2008 Annual Meeting if the matter is not included in the proxy statement and notice by a stockholder to consider the matter was not received by the Company prior to the deadline provided in the Amended and Restated Articles of Incorporation for such matters. Under the Amended and Restated Articles of Incorporation, stockholders must provide written notice of nominations for new directors or proposals for new business to the Company’s Secretary not fewer than 30 days nor more than 60 days prior to the date of the Annual Meeting. For the 2009 Annual Meeting of Stockholders, notice must be received by the Company’s Secretary no later than the close of business on April 22, 2009 and no earlier than the close of business on March 23, 2009. However, if public disclosure of the Annual Meeting is given fewer than 40 days before the date of the Annual Meeting, written notice of the proposal must be given prior to 10 days following the day on which notice of the Annual Meeting is mailed to stockholders. Such written notice must comply with the Amended and Restated Articles of Incorporation.

Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the 2009 Annual Meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received. A copy of the Amended and Restated Articles of Incorporation can be obtained by written request to Paul Borja, CFO, Flagstar Bancorp, Inc., 5151 Corporate Drive, Troy, Michigan 48098.

INCORPORATION BY REFERENCE

The Compensation Committee Report and the Audit Committee Report (including the reference to the independence and financial expertise of the Audit Committee members), each contained in this Proxy Statement, are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference.

OTHER MATTERS

The Board of Directors is not aware of any other business to be presented for action by the stockholders at the 2008 Annual Meeting other than those matters described in this proxy statement and matters incident to the conduct of the 2008 Annual Meeting. If, however, any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote such proxy on such matters as determined by a majority of the Board of Directors.

ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC, will be furnished without charge to persons who were stockholders as of the Record Date upon written request to Paul Borja, CFO, Flagstar Bancorp, Inc., 5151 Corporate Dr., Troy, Michigan 48098.

The Company’s 2007 Annual Report to Stockholders (the “Annual Report”), including financial statements, has been mailed to all persons who were stockholders of record as of the close of business on the Record Date. Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Chief Financial Officer of the Company. The Annual Report is not to be treated as a part of this proxy solicitation material or as having been incorporated herein by reference.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Mary Kay Ruedisueli
Mary Kay Ruedisueli
Secretary

April 29, 2008

FLAGSTAR BANCORP, INC.
5151 CORPORATE DR.
TROY, MICHIGAN 48098
REVOCABLE PROXY FOR THE 2008 ANNUAL MEETING
OF STOCKHOLDERS
MAY 23, 2008
The undersigned hereby constitutes and appoints Matthew I. Roslin and Mary Kay Ruedisueli, and each of them, the proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Stockholders of Flagstar Bancorp, Inc. (the “Company”) to be held at the national headquarters of the Company and Flagstar Bank, FSB, located at 5151 Corporate Dr., Troy, Michigan on May 23, 2008 at 1:00 p.m., local time, and any adjournments thereof, and to vote all the shares of stock of the Company which the undersigned may be entitled to vote, upon the following matters.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS MARKED HEREIN, AND WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS AND AS DETERMINED BY A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS, IF NO INSTRUCTIONS TO THE CONTRARY ARE MARKED HEREIN AND TO THE EXTENT THIS PROXY CONFERS SUCH DISCRETIONARY AUTHORITY.
(1)	The election of Directors: Thomas J. Hammond, Kirstin A. Hammond, Charles Bazzy, Michael Lucci, Sr., Robert W. DeWitt, Frank D’Angelo, and William F. Pickard

☐ For all nominees listed above	☐ Withhold authority to vote
(except as marked to the contrary below).	for all nominees listed above.
(TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, PRINT THAT NOMINEE’S NAME BELOW.)

(2)	To ratify the appointment of Virchow, Krause & Company, LLP as the Company’s independent registered public accountants for the year ending December 31, 2008

☐ For	☐ Against	☐ Abstain
(3)	The transaction of such other business as may properly come before the Annual Meeting or any adjournments thereof.
The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement and the Annual Report to Stockholders for the year ended December 31, 2007, and hereby revokes any proxy heretofore given. THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE ITS EXERCISE IN ACCORDANCE WITH THE PROCEDURES DESCRIBED IN THE PROXY STATEMENT.

Date:

Signature:

Signature:

PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS HEREIN AND RETURN IN THE ENCLOSED ENVELOPE. If acting as executor, administrator, trustee, guardian, etc. you should so indicate when signing. If the signor is a corporation, please sign the full name by duly appointed officer. If a partnership, please sign in partnership name by authorized person. If shares are held jointly, each stockholder named should sign.